EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HORMEL FOODS CORPORATION,

MUSTANG MERGER SUB, INC.

and

CYTOSPORT HOLDINGS, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely as the Stockholder Representative

Dated as of June 30, 2014

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TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Paying Agent Agreement
Exhibit E	Delayed Payment

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2014 (this “Agreement”), is by and among HORMEL FOODS CORPORATION, a Delaware corporation (the “Acquiror”), MUSTANG MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (“Sub”), and CYTOSPORT HOLDINGS, INC., a Delaware corporation (the “Company”), and, solely with respect to Sections 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 and Articles VI, IX and X, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative.

RECITALS

A.                                The Boards of Directors of each of the Acquiror, the Company and Sub have (i) determined that the merger of Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”), and the sole stockholder of Sub has adopted this Agreement in accordance with the DGCL.

B.                                 Contemporaneously with the parties’ execution and delivery of this Agreement, Gregory Pickett, Michael Pickett and Nicole Brown are entering into consulting/employment agreements with the Acquiror or the Surviving Corporation, effective upon Closing (each such agreement is a “Consulting/Employment Agreement”) and restrictive covenant agreements with Acquiror, effective upon Closing (each such agreement is a “Restrictive Covenant Agreement”).

C.                                 Prior to or contemporaneously with the parties’ execution and delivery of this Agreement, the Company, P-Americas, LLC, as successor-in-interest to PepsiAmericas PR, LLC and Bottling Group, LLC are entering into a Sale Transaction Confirmation.

D.                                The Acquiror, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

DEFINITIONS

Section 1.1                        Certain Defined Terms.  For purposes of this Agreement:

“Acquiror Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Acquiror of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

“Action” means any action, suit, arbitration, proceeding, examination, audit, criminal prosecution or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such first Person and, with respect to the Company, shall include TSG4 L.P. and Gregory Pickett.

“Aggregate Option Exercise Price” means, as of the applicable measurement date or time, the aggregate cash exercise prices payable upon the exercise in full of all In-the-Money Options (measured as of the applicable measurement date or time).

“Aggregate Warrant Exercise Price” means, as of the applicable measurement date or time, the aggregate cash exercise prices payable upon the exercise in full of all In-the-Money Warrants (measured as of the applicable measurement date or time).

“Applicable Accounting Principles” means prepared in accordance with GAAP, consistent with the past principles and procedures used by the Company and consistently applied in connection with the preparation of the Financial Statements of the Company for the years ended December 31, 2012 and 2013, and with additional adjustments as set forth in the Net Working Capital Methodology.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the cities of San Francisco, California or Wilmington, Delaware.

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all outstanding security, customer or other deposits, plus the aggregate Offset Amount.

“Claims Expiration Date” means the date eighteen (18) months following the Closing Date.

“Closing Date Per Share Merger Consideration” means (i)(A) the Closing Merger Consideration, minus (B) the aggregate amount of the Company Preferred Stock Preference, plus (C) the Aggregate Option Exercise Price measured as of the Closing Date, plus (D) the Aggregate Warrant Exercise Price measured as of the Closing Date, divided by (ii) the total number of Fully Diluted Shares measured as of the Closing Date.

“Closing Merger Consideration” means (i) the Gross Purchase Price, plus (ii) the Working Capital Overage, if any, minus (iii) the Estimated Indebtedness, minus (iv) the Working Capital Underage, if any, minus (v) the Net Adjustment Holdback Amount, minus (vi) the Stockholder Representative Expense Holdback Amount, minus (vii) the Escrow Amount, minus (viii) the Estimated Tax Amount, if any.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means, collectively, the Company Non-Voting Common Stock and the Company Voting Common Stock.

“Company Disclosure Schedules” means any schedule of the Disclosure Schedules numbered Schedule 3.1 through Schedule 3.24 which modify the representations and warranties of the Company set forth in Article III.

“Company Non-Voting Common Stock” means the non-voting common stock, par value $0.001 per share, of the Company.

“Company Liquidation Stock” means the liquidation stock, par value $0.001 per share, of the Company.

“Company Liquidation Stock Ratio” means the Liquidation Stock Ratio (as defined in the Company’s Certificate of Incorporation and measured as of the applicable measurement date or time) for Company Liquidation Stock as of the Effective Time and with respect solely to the Merger Consideration.

“Company Preferred Stock” means, collectively, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock and the Company Series A-3 Preferred Stock.

“Company Preferred Stock Conversion Ratio” means the applicable Liquidation Conversion Ratio (as defined in the Company’s Certificate of Incorporation and measured as of the applicable measurement date or time) for a series of Company Preferred Stock as of the Effective Time and with respect solely to the Merger Consideration.

“Company Preferred Stock Preference” means the applicable amount of the Accrued Value (as defined in the Company’s Certificate of Incorporation), plus any accrued and unpaid dividends that have not been added to such Accrued Value since the last Dividend Payment Date (as defined in the Company’s Certificate of Incorporation) pursuant to Section 4.5.1 of the Company’s Certificate of Incorporation, for each series of the Company Preferred Stock as of the Effective Time.

“Company Series A-1 Preferred Stock” means the Series A-1 preferred stock, par value $0.001 per share, of the Company.

“Company Series A-2 Preferred Stock” means the Series A-2 preferred stock, par value $0.001 per share, of the Company.

“Company Series A-3 Preferred Stock” means the Series A-3 preferred stock, par value $0.001 per share, of the Company.

“Company Stockholders Agreement” means the Company stockholders agreement dated as of June 5, 2007, as amended.

“Company Voting Common Stock” means the voting common stock, par value $0.001 per share, of the Company.

“Control,” including the terms “Controlled By” and “Under Common Control With,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Copyrights” means any and all copyrights and copyright applications registered or filed with any Governmental Authority.

“Damages” means any liabilities, losses, claims, damages, judgments, settlements, awards, penalties, fines, costs or expenses (including reasonable attorneys’, accountants’, other professional advisors’ fees and expenses and any other reasonable out-of-pocket fees and expenses incurred in investigating, preparing or defending the foregoing).

“Delacruz Settlement Agreement” means that certain First Amended Settlement Agreement and Release dated May 8, 2013 and executed in connection with Delacruz v. CytoSport, Inc., U.S. District Court for the Northern District of California, Case No. 4:11-cv-003532-CW, as amended from time to time.

“Delayed CS Payment Amount” has the meaning set forth in Exhibit E attached hereto.

“Delayed Equityholder Payment Amount” has the meaning set forth in Exhibit E attached hereto.

“Delayed Payment Amount” has the meaning set forth in Exhibit E hereto.

“Delayed PBG Payment Amount” has the meaning set forth in Exhibit E attached hereto.

“Disclosure Schedules” means each and every schedule attached hereto, including the Company Disclosure Schedules.

“Distribution Date Per Share Merger Consideration” means (i)(A) the Closing Merger Consideration, minus (B) the aggregate amount of the Company Preferred Stock Preference, plus (C) the Aggregate Option Exercise Price measured as of the applicable Distribution Date, plus (D) the Aggregate Warrant Exercise Price measured as of the applicable Distribution Date, plus (E) the aggregate amount payable to the former holders of Shares, Options and/or Warrants pursuant to Section 2.17 on the applicable Distribution Date and on all Distribution Dates that have occurred prior to the applicable Distribution Date, divided by (ii) the total number of Fully Diluted Shares measured as of the applicable Distribution Date.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or any other restriction or defect of title of any kind (other than those created under applicable securities laws).

“Equityholder” means any holder of Shares, Options or Warrants that is entitled to receive the applicable payments under Sections 2.7, 2.9, 2.10 and/or 2.17, and that has not perfected its appraisal rights pursuant to Section 2.8.

“Escrow Account” means an escrow account designated by and established with the Escrow and Paying Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement by and among the Acquiror, the Stockholder Representative and the Escrow and Paying Agent in substantially the form attached hereto as Exhibit C.

“Escrow Amount” means twenty five million dollars ($25,000,000).

“Escrow and Paying Agent” means Wells Fargo Bank, National Association.

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“Financial Statements” means audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2011, December 31, 2012, and December 31, 2013, and the related audited consolidated statements of income, comprehensive income, convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors.

“Fully Diluted Shares” means, as of the applicable measurement date or time, a number equal to the sum of (i) the aggregate number of shares of Company Common Stock (other than Cancelled Shares) that were outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Preferred Stock (other than Cancelled Shares) treated as shares of Company Common Stock pursuant to Section 4.5.3 of the Company’s Certificate of Incorporation immediately prior to the Effective Time, which is that number of shares of Company Common Stock equal to (A) the Company Preferred Stock Conversion Ratio applicable to a series of Company Preferred Stock, multiplied by (B) the number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Liquidation Stock (other than Cancelled Shares) treated as shares of Company Common Stock pursuant to Section 4.5.3 of the Company’s Certificate of Incorporation immediately prior to the Effective Time, if any, which is that number of shares of Company Common Stock equal to (A) the Company Liquidation Stock Ratio multiplied by (B) the number of shares of Company Liquidation Stock outstanding immediately prior to the Effective Time, plus (iv) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Options that were In-the-Money Options as of the applicable measurement date or time, and plus (v) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Warrants that were In-the-Money Warrants as of the applicable measurement date or time.

“Funded Indebtedness” means, as of the Closing Date, any obligations for borrowed money under the Wells Fargo Facility (including any unpaid principal, premium, accrued and unpaid interest, prepayment fees and legal fees and other expenses payable to Wells Fargo Bank, National Association and any of its Affiliates).

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, consistently applied.

“Governmental Authority” means any United States federal, state, local or county or foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body.

“Gross Purchase Price” means (i) four hundred fifty million dollars ($450,000,000), plus (ii) the Estimated Cash, minus (iii) Estimated Other Seller Expenses, minus (iv) the Estimated Transaction Expenses, minus (v) the Estimated PBG Payment Amount.

“Hazardous Material” means any material, substance, pollutant, contaminant, carcinogen, waste, and any ignitable, corrosive, reactive, toxic or other hazardous substance, whether solid, liquid or gas, that is prohibited or regulated by any applicable Environmental Law or as determined by any Governmental Authority with appropriate jurisdiction.

“Income Tax” means any federal, state, local, or foreign Tax measured by or imposed on net income, net gain or net profit, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, as at a specified date, without duplication, (i) the Funded Indebtedness and any other debt for borrowed money, or debt issued or incurred in substitution or exchange for debt for borrowed money, of the Company or any of its Subsidiaries, (ii) all obligations (including accrued interest) of the Company or any of its Subsidiaries without duplication under a lease agreement that would be capitalized pursuant to GAAP, but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due at the Closing, (iii) amounts owing by the Company or any of its Subsidiaries as deferred purchase price for capitalized assets, including all Company or any of its Subsidiaries’ notes and “earn-out” payments, whether or not matured, (iv) debt of the Company or any of its Subsidiaries evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (v) any liability of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (to the extent drawn), (vi) obligations of the Company or any of its Subsidiaries under any interest rate, currency or other hedging agreement, (vii) direct or indirect guarantee with respect to any obligation described in subclauses (i) through (vi), (viii) all accrued and unpaid interest, breakage costs, prepayment penalties or fees or other similar amounts payable with respect to (i) through (vi), and (ix) all liabilities for outstanding checks of the Company or any of its Subsidiaries.

“Intellectual Property” means (i) all Trademarks and domain names, social media accounts and related items, including the goodwill attaching to such Trademarks, whether registered or unregistered (ii) all trade names, corporate names and brand names, (iii) all inventions, Patents, discoveries, industrial designs, discoveries, industrial designs and patent rights (including all reissues, divisions, continuations and extensions of any Patent), (iv) all Copyrights, copyrighted works, including computer software (whether in source code, object code or otherwise) and computer software programs and firmware, (v) all rights and interests in and to designs, know-how, Trade Secrets, manufacturing, engineering and other drawings, technology, research and development reports, technical information, market studies, and similar materials recording or evidencing expertise, proprietary prospect lists, customer lists and analyses and (vi) all other intellectual and industrial property rights throughout the world.

“In-the-Money Option” means (i) when measured as of the Closing Date, an Option vested as of the Closing Date (including any accelerated vesting as a result of the transactions contemplated by this Agreement) and that was outstanding as of immediately prior to the Closing Date having a per Share exercise price less than the Closing Date Per Share Merger Consideration and (ii) when measured as of any Distribution Date, an Option vested as of the Closing Date (including any accelerated vesting as a result of the transactions contemplated by this Agreement) and that was outstanding as of immediately prior to the Closing Date having a per Share exercise price less than the applicable Distribution Date Per Share Merger Consideration.

“In-the-Money Warrant” means (i) when measured as of the Closing Date, a Warrant that was outstanding as of immediately prior to the Effective Time having a per Share exercise price less than the Closing Date Per Share Merger Consideration and (ii) when measured as of any Distribution Date, a Warrant that was outstanding as of immediately prior to the Closing Date having a per Share exercise price less than the applicable Distribution Date Per Share Merger Consideration.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the actual knowledge of the persons listed on Schedule 1.1(a) of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and the knowledge that such persons would have had as of the date of this Agreement after a reasonable inquiry consistent with such person’s duties for the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Management Agreements” means the Management Agreement dated as of August 1, 2007 by and among the Company, CytoSport, Inc., GMP Manufacturing, Inc., ChampBev, Inc. and Partnership Capital Growth Advisors, LLC and the Amended and Restated Management Agreement dated as of August 1, 2007 by and among the Company, CytoSport, Inc. and Mason Sundown Management LLC.

“Material Adverse Effect” means any event, change, state of facts, condition, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, state of facts, condition, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the industry in which the Company and its Subsidiaries operate, except to the extent any such change or development has a materially disproportionate effect on the Company and its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate, (ii) any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency, except to the extent any such condition has a materially disproportionate effect on the Company and its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate, (iii) changes in any applicable Laws or GAAP or interpretations thereof, (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby, (v) any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken (or omitted to be taken) by any of its Subsidiaries, in each case which is required by, or results from the Company’s performance of, this Agreement (other than the requirement to operate the Company and its Subsidiaries in the Ordinary Course of Business), (vi) any actions taken (or omitted to be taken) at the request of the Acquiror, or (vii) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) of the Company or any of its Subsidiaries to meet projections, forecasts or revenue or earning predictions for any period.

“Merger Consideration” means the Closing Merger Consideration, subject to adjustment in accordance with Section 2.13, together with any amounts that may be payable in respect of the Shares, Options and Warrants from the Net Adjustment Holdback Account, the Stockholder Representative Expense Holdback Account and/or, the Escrow Account, plus any Delayed Equityholder Payment Amount, or otherwise under Section 2.17, as provided in this Agreement.

“Nasseri Prop 65 Litigation” means that certain lawsuit captioned Nasseri v. CytoSport, Inc., Los Angeles Superior Court, Case No. BC439181.

“Nasseri Prop 65 Settlement Agreement” means that certain Settlement Agreement, Release, and Consent Judgment dated August 8, 2011 and executed in connection with the Nasseri Prop 65 Litigation, as amended from time to time.

“Net Adjustment Holdback Account” means the account, designated by the Escrow and Paying Agent, holding the Net Adjustment Holdback Amount.

“Net Adjustment Holdback Amount” means five million dollars ($5,000,000), subject to adjustment pursuant to Schedule 1.1(p) of the Disclosure Schedules, which amount shall only be available to the Acquiror for payment of any Net Adjustment Amount pursuant to Section 2.13(g)(iii), and shall, under no circumstances, be available as a source of payment or remedy by any Indemnitee for any other purpose.

“Net Working Capital” means, as at a specified date and without duplication, current assets less current liabilities (in each case as defined in the Net Working Capital Methodology) of the Company and its Subsidiaries on a consolidated basis, prepared in accordance with the Applicable Accounting Principles and the Sample Statement.  For the avoidance of doubt, in no event shall the current assets or liabilities figures used in the calculation of Net Working Capital include Income Taxes or any assets or liabilities of any kind that are included in the figures in Section 2.13(a)(ii)-(vii).

“Net Working Capital Methodology” means the adjustments consistent with the adjustments used in preparing Schedule 1.1(b) of the Disclosure Schedules.

“Option” means each outstanding contractual right, whether oral or written and whether vested or unvested, to purchase Shares from the Company at a specific price within a specific time frame and styled as an ‘option’.

“Option Closing Payment Amount” means an amount necessary to make payment of the aggregate amounts due to holders of outstanding Options on the Closing Date pursuant to Section 2.9.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Other Seller Expenses” means, to the extent not paid by the Company, the Equityholders or otherwise prior to the Closing Date, the expenses listed on Schedule 1.1(c) of the Disclosure Schedules.

“Patents” means all patents and patent applications issued by or filed with any Governmental Authority.

“Paying Agent Agreement” means a paying agent agreement by and among the Acquiror, the Stockholder Representative and the Escrow and Paying Agent in substantially the form attached hereto as Exhibit D.

“PBG Agreement” means that certain Distribution Agreement dated as of October 29, 2008, as amended, by and between CytoSport, Inc., ChampBev, Inc. and Bottling Group, LLC (d/b/a The Pepsi Bottling Group).

“PBG Payment Amount” means the amount payable to Bottling Group, LLC, d/b/a The Pepsi Bottling Group, by the Company on account of the Closing pursuant to Section 11.2 of the PBG Agreement, and assuming for this purpose that neither the Acquiror nor the Company terminates such agreement on account of the transactions contemplated by this Agreement.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or Taxes the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been recorded on the Financial Statements and Balance Sheet in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business securing payment obligations on the part of the Company or any of its Subsidiaries that are not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings or pledges, deposits or other liens securing the performance of bids, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) non-exclusive outbound licenses of Intellectual Property and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially impair the value of, or materially interfere with the present use of, the assets subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Income Taxes” means any Income Taxes of the Company and its Subsidiaries for the tax period commencing on January 1, 2014, and ending on the Closing Date, as determined in accordance with the provisions set forth in Section 6.1 (except to the extent that such Taxes were taken into account in arriving at Net Working Capital, as adjusted pursuant to Section 2.13).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Prop 65” means California’s Safe Drinking Water and Toxic Enforcement Act of 1986.

“Related Party” means (i) each officer of the Company or any of its Subsidiaries listed on Schedule 1.1(d) of the Disclosure Schedules and each individual who is a director of the Company or any of its Subsidiaries; (ii) each Affiliate or linear descendant or ascendant of any of the Persons referred to in clause (i) above; (iii) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest and (iv) each Affiliate of the Company.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, attorneys, bankers and other representatives of such Person.

“Schedule 6.7 Expenses” means the expenses set forth on Schedule 6.7 of the Disclosure Schedules.

“Section 481 Adjustment Taxes” shall mean an amount equal to the product of (a) any income required to be recognized by the Company and its Subsidiaries for tax periods ending after the Closing Date for federal income tax purposes under Section 481 of the Internal Revenue Code as a result of the Company’s change in its method of accounting for bonus payments multiplied by (b) 37.5%, provided that if the Company elects to pay taxes relating to such income on or prior to the Closing Date, the amount of Section 481 Adjustment Taxes shall be zero.

“Shares” means the shares of capital stock of the Company consisting of shares of Company Common Stock, Company Preferred Stock and Company Liquidation Stock.

“Stockholder Representative Expense Holdback Account” means the account, to be designated by the Stockholder Representative, holding the Stockholder Representative Expense Holdback Amount.

“Stockholder Representative Expense Holdback Amount” means five hundred thousand dollars ($500,000).

“Subsidiary” means, with respect to any Person, other than the Company, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, and with respect to the Company, CytoSport, Inc., a California corporation, ChampBev, Inc., a California corporation, and GMP Manufacturing, Inc., a California corporation.

“Target Net Working Capital” means sixty-nine million four hundred seventy-seven thousand dollars ($69,477,000).

“Taxes” means any and all United States federal, state or local or foreign taxes, assessments, levies or other charges or impositions in the nature of a tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real property or personal property, sales, use, transfer, value added, employment, unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and including any obligations for taxes by virtue of being a member of an Affiliated Group and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether as a successor in liability or transferee, by contract (other than Ordinary Course Contracts), by law, in equity or otherwise.

“Tax Amount” means any Pre-Closing Income Taxes, any Section 481 Adjustment Taxes and any payroll Taxes owed by the Company or its Subsidiaries for periods up to and including the Closing Date, including payroll Taxes arising as a result of the transactions contemplated by this Agreement.  For the avoidance avoid, the Tax Amount shall not include any Taxes taken into account at arriving at Net Working Capital or otherwise taken into account in Section 2.13(a)(i)-(vi).

“Tax Return” means any return, declaration, report, statement, information statement and other document filed with or required to be filed with any Governmental Authority with respect to Taxes.

“Trademarks” means all trademarks and services marks registered and unregistered and applications therefor registered or filed with any Governmental Authority.

“Trade Secrets” means all know-how, trade secrets, designs, confidential or proprietary information, customer lists, recipes, formulae, specifications, technical information, data, manuals, blue prints, patterns, dies, process technology, plans, drawings, inventions, and discoveries, whether or not patentable, and similar materials recording or evidencing expertise.

“Transaction Expenses” means, to the extent not paid by the Company, the Company Stockholders or otherwise prior to the Closing Date, the fees, costs and expenses listed on Schedule 1.1(e) of the Disclosure Schedules.

“Treasury Regulations” means the Income Tax regulations, including temporary regulations, promulgated under the Code.

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Warrant” means each outstanding contractual right, whether oral or written and whether or not exercisable, to purchase Shares from the Company at a specific price within a specific time frame and styled as a ‘warrant’.

“Wells Fargo Facility” means that certain credit facility dated as of October 5, 2008, as amended, by and between CytoSport, Inc., a California corporation, and Wells Fargo Bank, National Association.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2                        Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquiror	Preamble
Acquiror Organizational Documents	4.1(b)
Affected Employees	5.8(a)
Agreement	Preamble
Balance Sheet	3.6(b)
Cancelled Shares	2.7(g)
Certificate of Merger	2.2(b)
Certificates	2.11(c)
Closing	2.2(a)
Closing Cash	2.13(b)
Closing Date	2.2(a)
Closing Date Payment Allocation Schedule	5.15
Closing Indebtedness	2.13(b)
Closing Net Working Capital	2.13(b)
Closing Other Seller Expenses	2.13(b)
Closing PBG Payment Amount	2.13(b)
Closing Tax Amount	2.13(b)
Closing Transaction Expenses	2.13(b)
Company	Preamble
Company Products	3.9(a)
Company Stockholder	2.11(a)
Company Stockholder Approval	3.2(a)
Company’s Bylaws	3.1(b)
Company’s Certificate of Incorporation	3.1(b)
Confidentiality Agreement	5.9

Definition	Location

D&O Indemnified Liabilities	5.12(a)
D&O Indemnified Parties	5.12(a)
DGCL	Recitals
Direct Claim	9.4(a)
Dissenting Shares	2.8
Distribution Date	2.17(a)
Distribution Date Payment Allocation Schedule	2.17(b)
Distribution Date Payment Amount	2.17(a)
DOJ	5.10(a)
Effective Time	2.2(b)
Employee Plans	3.11(a)
Environmental Laws	3.17(b)(i)
Environmental Permits	3.17(b)(ii)
ERISA	3.11(a)
Estimated Cash	2.13(a)
Estimated Indebtedness	2.13(a)
Estimated Net Working Capital	2.13(a)
Estimated Other Seller Expenses	2.13(a)
Estimated PBG Payment Amount	2.13(a)
Estimated Tax Amount	2.13(a)
Estimated Transaction Expenses	2.13(a)
Final Closing Statement	2.13(b)
Financial Statement Basket	9.3(b)(iii)
FTC	5.10(a)
General Basket	9.3(b)(iii)
Gibson Dunn	10.21
Guarantees	5.13
HSR Act	3.3(b)
Indemnitee	9.2
Indemnitees	9.2
Independent Accounting Firm	2.13(d)
Letter of Transmittal	2.11(c)
Majority Holders	2.16(c)
Material Contracts	3.18(a)
Merger	Recitals
Minimum Loss Amount	9.3(b)(iii)
Net Adjustment Amount	2.13(g)(i)
Notice of Disagreement	2.13(c)
Offset Amount	2.15
Ordinary Course Contracts	3.16(l)
Organizational Documents	3.1(b)
Payment Fund	2.11(a)
Permits	3.8(b)
Potential Contributor	9.5
Preliminary Closing Statement	2.13(a)
Prior Company Counsel	10.21

Definition	Location

Ropes & Gray	10.21
Sample Statement	2.13(a)
Second Request	5.10(a)
Shearman & Sterling	10.21
SOPs	3.9(b)
Stockholder Representative	2.16(a)
Straddle Period	6.1(b)
Sub	Preamble
Surviving Corporation	2.1
Tax Refunds	6.3
Third Party Claim	9.4(b)(i)
Third Party Products	3.9(h)
Transaction Matters	10.21
Transfer Taxes	6.6
Unaudited Financial Statements	3.6(b)

THE MERGER

Section 2.1                        The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of the Acquiror, and (c) all of the properties, rights, privileges, immunities, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company and Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2                        Closing; Effective Time.

(a)                                           The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, California 94105, at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)                                          Contemporaneously with the Closing, the parties shall cause a certificate of merger substantially in the form attached as Exhibit A to be executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”).  The Merger shall become effective when the Certificate of Merger is delivered to the Secretary of State of the State of Delaware and filed by Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3                        Effects of the Merger.  The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4                        Certificate of Incorporation and Bylaws.  From and after the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to a form substantially similar to the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, until amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to a form substantially similar to the bylaws of Sub, as in effect immediately prior to the Effective Time, until amended in accordance with the provisions thereof and applicable Law.

Section 2.5                        Directors; Officers.  From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6                        Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7                        Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any holder of any Company Common Stock, Company Preferred Stock or Company Liquidation Stock or any shares of capital stock of Sub, in each case and in aggregate, solely to the extent available from the Closing Merger Consideration:

(a)                                           Each share of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the sum, in cash and without interest, of (i) the Company Preferred Stock Preference per share applicable to the Company Series A-1 Preferred Stock calculated as of the Closing Date, (ii) the product of (A) the Closing

Date Per Share Merger Consideration and (B) the Company Preferred Stock Conversion Ratio applicable to the Company Series A-1 Preferred Stock, and (iii) any amounts that may be payable in respect of such share of Company Series A-1 Preferred Stock as provided in Section 2.17 of this Agreement;

(b)                                          Each share of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the sum, in cash and without interest, of (i) the Company Preferred Stock Preference per share applicable to the Company Series A-2 Preferred Stock calculated as of the Closing Date, (ii) the product of (A) the Closing Date Per Share Merger Consideration and (B) the Company Preferred Stock Conversion Ratio applicable to the Company Series A-2 Preferred Stock, and (iii) any amounts that may be payable in respect of such share of Company Series A-2 Preferred Stock as provided in Section 2.17 of this Agreement;

(c)                                           Each share of Company Series A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the sum, in cash and without interest, of (i) the Company Preferred Stock Preference per share applicable to the Company Series A-3 Preferred Stock calculated as of the Closing Date and (ii) the product of (A) the Closing Date Per Share Merger Consideration and (B) the Company Preferred Stock Conversion Ratio applicable to the Company Series A-3 Preferred Stock, and (iii) any amounts that may be payable in respect of such share of Company Series A-3 Preferred Stock as provided in Section 2.17 of this Agreement;

(d)                                         Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the sum, in cash and without interest, of (i) the Closing Date Per Share Merger Consideration and (ii) any amounts that may be payable in respect of such share of Company Common Stock as provided in Section 2.17 of this Agreement;

(e)                                           Each share of Company Liquidation Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the sum, in cash and without interest, of (i) the product of (A) the Closing Date Per Share Merger Consideration and (B) the Company Liquidation Stock Ratio, and (ii) any amounts that may be payable in respect of such share of Company Liquidation Stock as provided in Section 2.17 of this Agreement;

(f)                                            Each Share that is owned by the Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(g)                                          Each share of Company Common Stock, Company Preferred Stock and Company Liquidation Stock that is held in the treasury of the Company or owned by the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the shares described in Section 2.7(f) and this Section 2.7(g), “Cancelled Shares”); and

(h)                                          Each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.8                        Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses its right to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest.  The Company shall give the Acquiror (a) prompt notice of any demands for appraisal of Shares pursuant to the DGCL, withdrawals of demands for appraisal and any other related instruments, in each case, received by the Company, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9                        Options.  At the Effective Time, each outstanding Option (whether vested or unvested) shall be cancelled, and the holder of each such Option shall be entitled to receive in exchange therefor an amount in cash equal to the product of (a) the number of Shares of Company Common Stock for which such Option was formerly vested (including any accelerated vesting as a result of the transactions contemplated by this Agreement) and exercisable and (b) the excess of the Closing Date Per Share Merger Consideration over the per Share exercise price of such Option, if any.  The holder of any Option shall also be entitled to any amounts that may be payable in respect of such Option as provided in Section 2.17 of this Agreement, at the respective times and subject to the contingencies specified herein.  All amounts due under this Section 2.9 in respect of Options shall be paid by the Surviving Corporation in accordance with, and promptly following receipt of (but in no event prior to the Effective Time), the Closing Date Payment Allocation Schedule or any Distribution Date Payment Allocation Schedule, as applicable.  The amounts described in this Section 2.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Options.

Section 2.10                Warrants.  At the Effective Time, each outstanding Warrant shall be cancelled, and the holder of each such Warrant shall be entitled to receive in exchange therefor an amount in cash equal to the product of (a) the number of Shares of Company Common Stock for which such Warrant was formerly exercisable and (b) the excess of the Closing Date Per Share Merger Consideration over the per Share exercise price of such Warrant, if any.  The holder of any Warrant shall also be entitled to any amounts that may be payable in respect of such Warrant as provided in Section 2.17 of this Agreement, at the respective times and subject to the contingencies specified herein.  The amounts described in this Section 2.10 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Warrants.

Section 2.11                Payment for Shares and Warrants.

(a)                                           The Acquiror designates the Escrow and Paying Agent to act as paying agent in connection with the Merger pursuant to the Paying Agent Agreement.  At or prior to the Closing, the Acquiror shall deposit with the Escrow and Paying Agent, for the benefit of holders of Shares (each, a “Company Stockholder”) and holders of the Warrants, cash in an amount equal to (i) the Closing Merger Consideration, minus (ii) the Option Closing Payment Amount (the “Payment Fund”).  For purposes of determining the Merger Consideration to be made available, the Acquiror shall assume that no Company Stockholder will perfect a right to appraisal of its Shares.  The expenses of the Escrow and Paying Agent shall be paid by the Acquiror or the Surviving Corporation, as the case may be.

(b)                                          The Escrow and Paying Agent shall invest any cash included in the Payment Fund as directed by the Acquiror or, after the Effective Time, the Surviving Corporation, in:  (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of ninety (90) days, (ii) money market accounts or certificates of deposit maturing within ninety (90) days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a state thereof and having a combined capital surplus in excess of five-hundred million dollars ($500 million), or (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc.  Any interest and other income resulting from such investments shall be paid as directed by the Acquiror or, after the Effective Time, the Surviving Corporation.  To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Closing Merger Consideration as contemplated hereby, the Acquiror shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(c)                                           As promptly as reasonably practicable after the date of this Agreement and in any event within five (5) Business Days, the Company shall deliver to the Acquiror and the Escrow and Paying Agent a list with the names and addresses of the Persons who are holders of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares or Warrants (the “Certificates”) and whose Shares or Warrants will be converted into the right to receive the consideration described in Sections 2.7, Section 2.10 and Section 2.17, and as promptly as reasonably practicable thereafter the Acquiror shall cause the Escrow and Paying Agent to mail to each such Person, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Escrow and Paying Agent) in the form attached hereto as Exhibit B (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor.  Upon surrender of a Certificate for cancellation to the Escrow and Paying Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) if such surrender is made at least two (2) Business Day prior to the Closing Date, on the Closing Date, or (ii) if such surrender is on or after the Closing Date, promptly following the Closing Date and in no event more than three (3) Business Days after such surrender, the consideration set forth in the Closing Date Payment Allocation Schedule to which the former holder thereof is entitled as of the Closing with respect to the Shares or Warrants formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender, be cancelled.  If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Escrow and Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.  Until surrendered in accordance with the provisions of this Section 2.11, any Certificate (other than Certificates representing Cancelled Shares and any Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.

(d)                                         At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Shares or Warrants thereafter on the records of the Company.  If, after the Effective Time, a Certificate (other than Certificates representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.11.

(e)                                           All cash paid or required to be paid upon conversion of the Shares and Warrants in accordance with the terms of this Article II shall, when paid in full, be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and Warrants.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Shares or Warrants represented thereby, except as otherwise provided herein or by applicable Law.

(f)                                            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Company, if prior to the Closing Date, shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate a replacement Certificate, and the Surviving Corporation, if after the Closing Date, shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.11(c) for the Shares or Warrants represented thereby; provided, however, that the Company, the Surviving Corporation or the Escrow and Paying Agent may, in their discretion, require the delivery of a reasonable indemnity.

(g)                                          At any time following the expiration of twelve (12) months after the Closing Date, the Surviving Corporation shall be entitled to require the Escrow and Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Escrow and Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation.  Thereafter, such holders shall be entitled to look to the Surviving Corporation

(subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon.  Any portion of such remaining cash unclaimed by Equityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.12                Closing Payments.  At the Closing, the Acquiror will make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds to the account or accounts designated by the payee in writing no later than two Business Days prior to the Closing Date:

(a)                                           to the Escrow and Paying Agent, (i) an amount equal to the Payment Fund as specified in Section 2.11(a), (ii) for deposit into the Escrow Account, the Escrow Amount and (iii) for deposit into the Net Adjustment Holdback Account, the Net Adjustment Holdback Amount;

(b)                                          to the Stockholder Representative, for deposit into the Stockholder Representative Expense Holdback Account, the Stockholder Representative Expense Holdback Amount;

(c)                                           to the Company, an amount equal to the Option Closing Payment Amount, which amount shall be paid by the Surviving Corporation to the holders of outstanding Options as set forth in Section 2.9 utilizing the Surviving Corporation’s payroll system;

(d)                                         on behalf of the Company, the amount payable to each counterparty or holder of Funded Indebtedness in order to fully discharge such Funded Indebtedness and terminate all applicable obligations, liabilities and Encumbrances of the Company and any of its Affiliates related thereto; and

(e)                                           on behalf of the Company, an amount equal to the Estimated Other Seller Expenses, plus the Estimated Transaction Expenses, plus the Estimated PBG Payment Amount, which amount shall be paid to each Person who is owed a portion thereof as and when such amounts are due.

Section 2.13                Merger Consideration Adjustments.

(a)                                           At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Acquiror a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of each of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”), (iv) Other Seller Expenses (the “Estimated Other Seller Expenses”), (v) Transaction Expenses (the “Estimated Transaction Expenses”), (vi) PBG Payment Amount (the “Estimated PBG Payment Amount”), and (vii) Tax Amount (the “Estimated Tax Amount”) each determined as of the Closing Date (and, except for Estimated Other Seller Expenses, Estimated Transaction Expenses, the Estimated PBG Payment Amount, and the Estimated Tax

Amount, without giving effect to the transactions contemplated herein), based on the Company’s books and records and other information available to the Company at the Closing and, on the basis of the foregoing, a calculation of the Closing Merger Consideration.  An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash, Other Seller Expenses, Transaction Expenses, the PBG Payment Amount and the Estimated Tax Amount is set forth as Schedule 2.13(a) of the Disclosure Schedules (the “Sample Statement”).  Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash, Estimated Other Seller Expenses, Estimated Transaction Expenses, the Estimated PBG Payment Amount and the Estimated Tax Amount shall be calculated on a basis consistent with the Sample Statement, the Net Working Capital Methodology and the Applicable Accounting Principles.  For the avoidance of doubt, in no event shall the current liabilities figure used in the calculation of Net Working Capital include any liabilities of any kind that are included in the figures in Section 2.13(a)(ii)-(vii) above.

(b)                                          Within 90 days after the Closing Date, the Acquiror shall cause to be prepared and delivered to the Stockholder Representative a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”), (iv) Other Seller Expenses (“Closing Other Seller Expenses”), (v) Transaction Expenses (“Closing Transaction Expenses”), (vi) the PBG Payment Amount (“Closing PBG Payment Amount”), and (vii) the Tax Amount (“Closing Tax Amount”), each determined as of the Closing Date (and, except for Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and the Closing Tax Amount, without giving effect to the transactions contemplated herein).  The Final Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles, the Net Working Capital Methodology and the Sample Statement.

(c)                                           The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to the Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and/or the Closing Tax Amount, as set forth in the Final Closing Statement.  The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and/or the Closing Tax Amount not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(d).  Any Notice of Disagreement may only set forth disagreements based on mathematical errors or based on the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and/or the Closing Tax Amount as reflected on the Final Closing Statement not being calculated in accordance with the Applicable Accounting Principles, the Net Working Capital Methodology and the Sample Statement.

(d)                                         During the fifteen (15)-day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and/or the Closing Tax Amount as specified therein.  Any disputed items resolved in writing between the Stockholder Representative and the Acquiror within such 15-day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Acquiror agree in writing on the resolution of each disputed item specified by the Acquiror in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and the Closing Tax Amount, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Stockholder Representative and the Acquiror have not resolved all such differences by the end of such fifteen (15)-day period, the Stockholder Representative and the Acquiror shall have an additional fifteen (15) days thereafter to submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and the Closing Tax Amount, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and the Closing Tax Amount.  The Independent Accounting Firm shall be BDO USA, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Acquiror.  The Acquiror and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof.  The Independent Accounting Firm shall consider only those items and amounts in the Acquiror’s and the Stockholder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and the Closing Tax Amount that are identified as being items and amounts to which the Acquiror and the Stockholder Representative have been unable to agree.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles, the Net Working Capital Methodology and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Other Seller Expenses, Closing Transaction Expenses, the Closing PBG Payment Amount and/or the Closing Tax Amount shall be based solely on written materials submitted by the Acquiror and the Stockholder Representative (i.e., not on any extraneous information or data).  The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e)                                           The fees and expenses of the Independent Accounting Firm shall be borne by the Stockholder Representative (solely on behalf of the Equityholders, and paid out of the Escrow Account) and the Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  Except as provided in the first sentence of this Section 2.13(e), the fees and disbursements of each party, including those of such party’s Representatives, incurred in connection with the preparation or review of the Final Closing Statement, the preparation or review of any Notice of Disagreement, and/or any written briefs submitted to the Independent Accounting Firm, as applicable, shall be borne by such party.  The costs and expenses of any enforcement of the determination of the Independent Accounting Firm (including reasonable attorneys’ fees) shall be payable by the Acquiror or the Stockholder Representative (solely on behalf of the Equityholders, and paid out of the Escrow Account), as applicable, whose failure to comply with the conclusive and binding order of the Independent Accounting Firm causes the other party to pursue and enforcement action.

(f)                                            The Acquiror and the Company will, and the Acquiror will cause the Surviving Corporation to, during the period from and after the Closing Date through the resolution of any adjustment to the Merger Consideration contemplated by this Section 2.13, afford the Stockholder Representative and its Representatives access, to the personnel, properties, books and records of the Company or the Surviving Corporation, as the case may be, and their Subsidiaries and to any other information reasonably necessary for purposes of reviewing the calculations contemplated by this Section 2.13.  Each of the Acquiror, the Company, the Surviving Corporation and the Stockholder Representative, as applicable, shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.13; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g)                                          The Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)                                  For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to

(A)                          the Closing Net Working Capital, as finally determined pursuant to this Section 2.13, minus the Estimated Net Working Capital, plus

(B)                           the Estimated Indebtedness, minus the Closing Indebtedness as finally determined pursuant to this Section 2.13, plus

(C)                           the Closing Cash as finally determined pursuant to this Section 2.13, minus the Estimated Cash, plus

(D)                          the Estimated Other Seller Expenses, minus the Closing Other Seller Expenses as finally determined pursuant to this Section 2.13, plus

(E)                            the Estimated Transaction Expenses, minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.13, plus

(F)                             the Estimated PBG Payment Amount, minus the Closing PBG Payment Amount as finally determined pursuant to this Section 2.13, plus

(G)                          the Estimated Tax Amount, minus the Closing Tax Amount.

(ii)                              If the Net Adjustment Amount is positive, the Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, the Acquiror shall pay the Net Adjustment Amount to (A) the Escrow and Paying Agent for prompt distribution and delivery to the holders of the Shares and Warrants and (B) the Surviving Corporation for prompt distribution and delivery to holders of Options through the Surviving Corporation’s payroll system, which payments shall be allocated in accordance with Section 2.17 hereof.

(iii)                          If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Escrow and Paying Agent (on behalf of the Equityholders) shall promptly deliver to the Acquiror the Net Adjustment Amount from the Net Adjustment Holdback Account and, if the Net Adjustment Amount is greater than the available funds in the Net Adjustment Holdback Account, the Escrow Account.

(iv)                          In the event any funds remain in the Net Adjustment Holdback Account after completion of the payment of the adjustments described in Section 2.13(g)(ii) or (iii), the Escrow and Paying Agent shall promptly distribute all remaining amounts in the Net Adjustment Holdback Account to (A) the holders of the Shares and Warrants and (B) the Surviving Corporation for prompt distribution and delivery to holders of Options through the Surviving Corporation’s payroll system (which, for the avoidance of doubt, shall be the entire amount of the Net Adjustment Holdback Account in the event a payment was made under Section 2.13(g)(ii)), which payments shall be allocated in accordance with Section 2.17 hereof.

(h)                                          Amounts to be paid pursuant to Section 2.13(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as the prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.  Payments in respect of Section 2.13(g) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13.

Section 2.14                Withholding.  Each of the Acquiror, the Surviving Corporation and the Escrow and Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as (i) if prior to the Closing, the Acquiror, on the one hand, and the Company, on the other hand, and (ii) if after the Closing, the Acquiror, reasonably determine that it is required to deduct and withhold with respect to the making of such payment under the Code, Treasury Regulations or any provision of applicable Tax Law, subject to approval by the Stockholder Representative.  To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Acquiror, the Surviving Corporation or the Escrow and Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.15                Offset.  Each of the Acquiror, the Surviving Corporation and the Escrow and Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts that are owed by such Person to the Company as of the Closing Date (the “Offset Amount”), as set forth on Schedule 2.15 of the Disclosure Schedules or the Closing Date Payment Allocation Schedule.  Any consideration otherwise payable to a Person that is withheld by the Acquiror or the Surviving Corporation, as the case may be, in accordance with this Section 2.15 in the satisfaction of an amount owed by such Person shall reduce the amount owed by such Person to the Company, to the extent of the amount of such withholding by the Acquiror or the Surviving Corporation.

Section 2.16                Stockholder Representative.

(a)                                           Immediately upon the approval of this Agreement by the requisite vote or written consent of the Company Stockholders, each Equityholder (other than a holder of Dissenting Shares) shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as such Equityholder’s representative and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act on behalf of the Equityholders (other than a holder of Dissenting Shares) from and after the Closing to the extent and in the manner set forth in this Agreement.  The Stockholder Representative shall be authorized, on behalf of the Equityholders (other than a holder of Dissenting Shares), from and after the Closing, (i) to prepare the Distribution Date Payment Allocation Schedules required to be prepared from time to time hereunder and to resolve any disputes related to the payment of any Closing Merger Consideration or any Distribution Date Payment Amounts, including any Delayed Equityholder Payment Amount, (ii) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders (other than holders of Dissenting Shares) any claims for indemnification by any Indemnitee under Article IX, (iii) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders (other than Dissenting Shares) any matter or dispute with respect to the Final Closing Statement and the Net Adjustment Amount pursuant to Section 2.13, and/or the Delayed Payment Amount, (iv) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement which the Stockholder Representative determines in its discretion to be necessary, appropriate or desirable (provided, however if any individual Equityholder is named in such litigation, such Equityholder shall have the right to tender defense), (v) to hire or retain, such counsel, investment bankers, accountants, representatives and other professional and technical advisors (including former employees of the Company and its Subsidiaries) as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder, (vi) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders and take any other action with respect to the certain Tax matters discussed in Article VI and (vii) to receive all documents, certificates and notices and make all determinations on behalf of the Equityholders required under this Agreement. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Equityholders (other than a holder of Dissenting Shares), and no Equityholders (other than a holder of Dissenting Shares) shall have the right to object to, dissent from, protest or otherwise contest the same.  The Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative.  The Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Equityholders (other than a holder of Dissenting Shares), and the Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  Each of the Acquiror, Sub and the Surviving Corporation hereby waive, and by their approval of this Agreement, the Equityholders (other than a holder of Dissenting Shares) shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such person’s capacity as Stockholder Representative (including, any action or inaction taken or not taken in connection with the Stockholder Representative’s preparation and delivery of any Distribution Date Payment Allocation Schedule pursuant to Section 2.17 hereof) except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct. Subject to Section 2.16(b), the Equityholders, severally and not jointly, on a pro rata basis relative to their ownership of the Fully Diluted Shares of the Company immediately prior to the Closing Date compared to the ownership of Fully Diluted Shares of the Company immediately prior to the Closing Date of all Equityholders, will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that to the extent that any such Representative Loss is finally adjudicated to have been caused primarily by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Equityholders such portion of the amount of such indemnified Representative Loss.

(b)                                          The Stockholder Representative shall have the right to recover any such Representative Losses from (i) the Stockholder Representative Expense Holdback Account, (ii) solely to the extent funds are available after final determination of the Net Adjustment Amount and the payment, if any, to the Acquiror pursuant to Section 2.13(g)(iii), the Net

Adjustment Holdback Account prior to any distribution of such amounts to the Equityholders and (iii) the Escrow Account, either as provided by this Agreement or to the extent funds are to be distributed to the Equityholders, prior to any distribution of such amounts to the Equityholders prior to proceeding directly against any Equityholder; provided, that  this does not relieve the Equityholders from their several and not joint obligation (on a pro rata basis relative to their ownership of the Fully Diluted Shares of the Company immediately prior to the Closing Date) to pay such Representative Losses if the funds in the Stockholder Representative Expense Holdback Account, the Net Adjustment Holdback Amount and the Escrow Account are not available.  In no event will the Stockholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. The Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.  At such time, or from time to time, that the Stockholder Representative determines that the Stockholder Representative Expense Holdback Amount or any portion thereof will no longer be required for the payment of such Representative Losses, the Stockholder Representative shall distribute such remaining amount or portion of the Stockholder Representative Expense Holdback Amount to (A) the Escrow and Paying Agent for prompt distribution and delivery to the holders of the Shares and Warrants and (B) the Surviving Corporation for prompt distribution and delivery to holders of Options through the Surviving Corporation’s payroll system, which payments shall be allocated in accordance with Section 2.17 hereof.

(c)                                           The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Company Stockholders holding a majority of the aggregate number of Fully Diluted Shares held by all Company Stockholders at the Effective Time (the “Majority Holders”).  In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation.

(d)                                         The approval of this Agreement by the requisite vote or written consent of Company Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Equityholders.

Section 2.17                Post-Closing Distributions.

(a)                                           Allocation of Post-Closing Distributions.  Subject to Section 2.16(b), in the event of any distribution of the Net Adjustment Amount pursuant to Section 2.13(g)(ii), any distribution of all or the remaining portion of the Net Adjustment Holdback Amount pursuant to Section 2.13(g)(iv), any distribution of all or any portion of the Stockholder Representative Expense Holdback Amount pursuant to Section 2.16(b), any payment of the Delayed Equityholder Payment Amount pursuant to Section 5.3 and Exhibit E attached hereto, any distribution of any Tax Refunds pursuant to Section 6.3, any distribution in connection with Tax benefits pursuant to Section 6.7, any distribution of all or any portion of the Escrow Amount pursuant to Section 9.5, or any distribution of all or any portion of the Escrow Amount pursuant to Section 9.6(b), in each case to the extent such distribution is to the Equityholders, the aggregate amount to be distributed (the “Distribution Date Payment Amount”) on any day (a “Distribution Date”) shall be allocated as follows:

(i)                                  Each share of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be allocated and receive the sum, in cash and without interest, of (i) the product of (A) the Distribution Date Per Share Merger Consideration and (B) the Company Preferred Stock Conversion Ratio applicable to the Company Series A-1 Preferred Stock, minus (ii) the sum of all amounts previously paid with respect to such share of Company Series A-1 Preferred Stock (other than the amount of the Company Preferred Stock Preference per share applicable to the Company Series A-1 Preferred Stock) hereunder.

(ii)                              Each share of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be allocated and receive the sum, in cash and without interest, of (i) the product of (A) the Distribution Date Per Share Merger Consideration and (B) the Company Preferred Stock Conversion Ratio applicable to the Company Series A-2 Preferred Stock, minus (ii) the sum of all amounts previously paid with respect to such share of Company Series A-2 Preferred Stock (other than the amount of the Company Preferred Stock Preference per share applicable to the Company Series A-2 Preferred Stock) hereunder.

(iii)                          Each share of Company Series A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be allocated and receive the sum, in cash and without interest, of (i) the product of (A) the Distribution Date Per Share Merger Consideration and (B) the Company Preferred Stock Conversion Ratio applicable to the Company Series A-3 Preferred Stock, minus (ii) the sum of all amounts previously paid with respect to such share of Company Series A-3 Preferred Stock (other than the amount of the Company Preferred Stock Preference per share applicable to the Company Series A-3 Preferred Stock) hereunder.

(iv)                          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be allocated and receive the sum, in cash and without interest, of (i) the Distribution Date Per Share Merger Consideration, minus (ii) the sum of all amounts previously paid with respect to such share of Company Common Stock hereunder.

(v)                              Each share of Company Liquidation Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be allocated and receive the sum, in cash and without interest, of (i) the product of (A) the Distribution Date Per Share Merger Consideration and (B) the Company Liquidation Stock Ratio, minus (ii) the sum of all amounts previously paid with respect to such share of Company Liquidation Stock hereunder.

(vi)                          Each Warrant issued and outstanding immediately prior to the Effective Time shall be allocated and receive the sum, in cash and without interest, of (i) the product of (A) the number of Shares of Company Common Stock for which such Warrant was formerly exercisable and (B) the excess of the Distribution Date Per Share Merger Consideration over the per Share exercise price of such Warrant, if any, minus (ii) the sum of all amounts previously paid with respect to such Warrant hereunder.

(vii)                      Each Option issued and outstanding immediately prior to the Effective Time shall be allocated and receive the sum, in cash and without interest, of (i) the product of (A) the number of Shares of Company Common Stock for which such Option was formerly vested (including any accelerated vesting as a result of the transactions contemplated by this Agreement) and exercisable and (B) the excess of the Distribution Date Per Share Merger Consideration over the per Share exercise price of such Option, if any, minus (ii) the sum of all amounts previously paid with respect to such Option hereunder.

(b)                                          Preparation and Delivery of Distribution Date Payment Allocation Schedule. With respect to any Distribution Date Payment Amounts payable by the Escrow and Paying Agent or the Surviving Corporation, the Stockholder Representative shall cause to be prepared and delivered a schedule of the amounts to be paid to each Equityholder in accordance with the Company’s Organizational Documents, the Company Stockholders Agreement and this Agreement.   Prior to each Distribution Date, and before the Escrow and Paying Agent or the Surviving Corporation shall have any obligation to pay any Distribution Date Payment Amounts, the Stockholder Representative shall have prepared and delivered a schedule (each, a “Distribution Date Payment Allocation Schedule”) to each of the Acquiror and the Escrow and Paying Agent setting forth, for each Equityholder: (i) such Equityholder’s name; (ii) the number of Options that are In-the-Money Options as of the applicable Distribution Date; (iii) the number of shares of Company Common Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series A-3 Preferred Stock and Company Liquidation Stock held by such Equityholder immediately prior to the Closing Date; (iv) the number of Warrants that are In-the-Money Warrants as of the applicable Distribution Date; and (v) the portion of such Distribution Date Payment Amount to be paid to such Equityholder.  Each Distribution Date Payment Allocation Schedule, when delivered in accordance herewith, will be true and complete in all material respects as of the date of delivery of such Distribution Date Payment Allocation Schedule, and the payments to Equityholders described therein will be the correct payments to be made to the Equityholders in accordance with the Company’s Organizational Documents, the Company Stockholders Agreement and this Agreement in connection with such Distribution Date Payment Amount.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to the Acquiror and Sub that each and all of the following representations and warranties set forth in this Article III (as modified by, and subject to the exceptions set forth in, the Company Disclosure Schedules) are true and correct:

Section 3.1                        Organization and Qualification.

(a)                                           Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on Schedule 3.1(a)(i) of the Company Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and assets now owned, leased or operated by it, to perform its obligations under all contracts to which it is bound and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, under the laws in each jurisdiction where the character of the properties and assets now owned, leased or operated by it or the nature of its business or activities makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each jurisdiction where the Company or any of its Subsidiaries is duly qualified as a foreign corporation is set forth on Schedule 3.1(a)(ii) of the Company Disclosure Schedules.

(b)                                          True and complete copies of the Company’s restated certificate of incorporation, as amended to date (the “Company’s Certificate of Incorporation”), the Company’s bylaws (the “Company’s Bylaws”), the certificate of incorporation and the bylaws of each of the Company’s Subsidiaries (together with the Company’s Certificate of Incorporation and the Company’s Bylaws, the “Organizational Documents”), and the Company Stockholders Agreement, each in effect as of the date of this Agreement, have been made available by the Company to the Acquiror.  The Organizational Documents and the Company Stockholders Agreement are in full force and effect and neither the Company nor any Subsidiary is in violation of any of its respective Organizational Documents nor is the Company in breach of the Company Stockholders Agreement.

(c)                                           Schedule 3.1(c) of the Company Disclosure Schedules lists the name of each officer and each director of the Company and each of its Subsidiaries.

Section 3.2                        Authority.

(a)                                           The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents to which it is a party and, subject to obtaining the necessary approval of the Company Stockholders (“Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby and the other transaction documents to which it is a party.  The execution, delivery and performance by the Company of this Agreement and the other transaction documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and the other transaction documents to which it is a party, have been duly and validly authorized by the Board of Directors of the Company.  Except for obtaining Company Stockholder Approval, no other corporate proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution, delivery or performance of this Agreement and the other transaction documents to which it is a party or the performance by the Company of its obligations hereunder or thereunder, or to consummate the transactions contemplated hereby and the other transaction documents to which it is a party.  This Agreement has been, and the other transaction documents to which it is a party when executed will be, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and the other transaction documents to which it is a party when executed will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                          The Board of Directors of the Company, at a meeting thereof duly called  and held on, or by unanimous written consent dated, June 30, 2014, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Company Stockholders and (ii) resolved to recommend that the Company Stockholders approve and adopt this Agreement and the Merger.

Section 3.3                        No Conflict; Required Filings and Consents.

(a)                                           Assuming the Company Stockholder Approval and all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions described in Section 3.3(b) or set forth on Schedule 3.3(b) of the Company Disclosure Schedules have been obtained or made, as applicable and required, the execution, delivery and performance by the Company of this Agreement and the other transaction documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                  conflict with or violate the Organizational Documents of the Company or the Company Stockholders Agreement;

(ii)                              conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected;

(iii)                          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract to which the Company or its Subsidiaries is a party; or

(iv)                          result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company or its Subsidiaries;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that are not material or that arise as a result of any facts or circumstances relating to the Acquiror or any of its Affiliates.

(b)                                          Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and the other transaction documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the “HSR Act”), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material or (v) as may be necessary as a result of any facts or circumstances relating to the Acquiror or any of its Affiliates.

Section 3.4                        Capitalization.

(a)                                           The Company’s authorized and issued and outstanding Shares as of the date hereof are as set forth on Schedule 3.4(a) of the Company Disclosure Schedules.  All of the Company’s issued and outstanding Shares were duly authorized and validly issued, are fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive or similar rights created by applicable Law, the Company’s Organizational Documents, the Company Stockholders Agreement or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” laws.

(b)                                          Schedule 3.4(b) of the Company Disclosure Schedules lists all outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind issued by the Company relating to the Shares or obligating the Company to issue or sell any Shares of, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment in, any other Person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  To the Company’s Knowledge, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c)                                           The authorized and issued and outstanding shares of capital stock of each Subsidiary of the Company as of the date hereof are as set forth on Schedule 3.4(c) of the Company Disclosure Schedules.  The issued and outstanding shares of capital stock of each Subsidiary of the Company were duly authorized and validly issued, are fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive or similar rights created by applicable Law, such Subsidiary’s Organizational Documents or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” laws.  There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind issued by any Subsidiary of the Company relating to the shares of capital stock of such Subsidiary or obligating such Subsidiary to issue or sell any shares of capital stock of, or any other interest in, such Subsidiary.  There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Subsidiary or to provide funds to, or make any investment in, any other Person other than the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to any Subsidiary of the Company.  There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of any Subsidiary of the Company.  With respect to each

Subsidiary of the Company, each such share of capital stock or other equity or ownership interest is owned by the Company, free and clear of any Encumbrance.

Section 3.5                        Equity Interests.  Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person, other than with respect to the Company, any of its Subsidiary.

Section 3.6                        Financial Statements; No Undisclosed Liabilities.

(a)                                           True and complete copies of the Financial Statements are attached hereto as Schedule 3.6(a) of the Company Disclosure Schedules.  The Financial Statements (i) have been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries at the date thereof and for the period indicated therein (except as may be indicated in the notes thereto).

(b)                                          True and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries at May 31, 2014 (the “Balance Sheet”) and the related consolidated statements of income and cash flows of the Company and its Subsidiaries (collectively referred to as the “Unaudited Financial Statements”) are attached hereto as Schedule 3.6(b) of the Company Disclosure Schedules.  The Unaudited Financial Statements (i) have been prepared based on the books and records of the Company and its Subsidiaries (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries at the date thereof and for the period indicated therein, in each case subject to year-end adjustments and the absence of notes.

(c)                                           As of the date hereof, neither the Company nor any of its Subsidiaries has any debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of a nature required to be reflected in, reserved against or disclosed on a balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected in, reserved against or disclosed in the Unaudited Financial Statements, the Financial Statements (or the notes thereto) or Balance Sheet, (ii) incurred since the date of the Balance Sheet in the Ordinary Course of Business of the Company and its Subsidiaries, (iii) for Taxes , (iv) taken into account in the Preliminary Closing Statement or Final Closing Statement, or (v) that are individually in excess of twenty-five thousand dollars ($25,000).

Section 3.7                        Absence of Certain Changes or Events.  Since the date of the Balance Sheet (i) the Company and its Subsidiaries have not engaged in any of the actions, activities or transactions described in Section 5.1 and (ii) there has not occurred any Material Adverse Effect.

Section 3.8                        Compliance with Law; Permits.

(a)                                           Each of the Company and its Subsidiaries is conducting its business in compliance with all Laws applicable to it and each has done so for the past three (3) year period.  Neither the Company nor any of its Subsidiaries has received any written notice, or, to the Knowledge of the Company, oral notice, from any Governmental Authority during the past three (3) year period to the effect that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it or that they are under investigation, audit or other review for violation of any Law applicable to it.

(b)                                          Each of the Company and its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and assets and to carry on its business as currently conducted (the “Permits”), which Permits are listed on Schedule 3.8(b) of the Company Disclosure Schedules.  All of such Permits are in full force and effect.  Neither the Company nor any of its Subsidiaries has received any written notice, or, to the Knowledge of the Company, oral notice, from any Governmental Authority that the Company or any Subsidiary is in breach or violation of any Permit.

(c)                                           Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their directors, officers, employees, agents or other Person acting on behalf of the Company or any of its Subsidiaries, has used any funds of the Company or any of its Subsidiaries (i) for improper or unlawful contributions, payments, gifts or entertainment or (ii) to make any improper or unlawful expenditures relating to political activity to government officials or others.  Neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, oral notice, from any Governmental Authority that any transaction was improper or unlawful. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their directors, officers, employees, agents or any other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any improper or unlawful contributions, payments, gifts, or expenditures.

(d)                                         No representation or warranty is made under this Section 3.8 with respect to the subject matter of the representations or warranties set forth in Sections 3.9, 3.11, 3.16 and 3.17, which matters are addressed exclusively therein.

Section 3.9                        Products, Labeling, Manufacturing; Prop 65.

(a)                                           During the past three (3) year period, neither the Company nor any of its Subsidiaries (i) has received written notice, or, to the Knowledge of the Company, oral notice, of any (A) class action lawsuit or inquiry or investigation by the FDA, the FTC or state attorneys general, (B) product defect, bodily or personal injury, death, material property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief or (C) formal action, suit, arbitration or proceeding, or, to the Knowledge of the Company, any other Action, in each of (A), (B) and (C), against or to the Company or any of its Subsidiaries in connection with any product of the Company or its Subsidiaries that is manufactured, prepared, produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries (excluding Third Party Products) (the “Company Products”), nor, to the Knowledge of the Company, have any of (A), (B) or (C) been threatened in writing or orally against or to the Company or any of its Subsidiaries or (ii) has been a party to any formal action, suit, arbitration or proceeding, or, to the Knowledge of the Company, any other Action against the Company or any of its Subsidiaries relating to product defect, bodily or personal injury, death, material property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief as a result of any Company Product, nor, to the Knowledge of the Company, has any such Action been threatened in writing or orally against the Company or any of its Subsidiaries.

(b)                                          With respect to each of the Company Products, the Company and its Subsidiaries comply with (i) the Federal Food Drug and Cosmetic Act and all rules and regulations related thereto, including the applicable Good Manufacturing Practice regulations applicable to such Company Products; (ii) the applicable standard operating procedures of the Company and its Subsidiaries in effect as of the applicable date, such current procedures of which are listed on Schedule 3.9(b)(ii) of the Company Disclosure Schedules (the “SOPs”); (iii) the FTC Act and all rules and regulations related thereto and to the Knowledge of the Company any state law equivalents; and (iv) to the Knowledge of the Company, any other applicable Law.  Each of the Company Products may be shipped in interstate commerce within the United States in accordance with the Federal Food Drug and Cosmetic Act and, to the Knowledge of the Company, any other applicable Law.  Each Company Product that is shipped directly by the Company and its Subsidiaries to a jurisdiction outside the United States for which the Company or any of its Subsidiaries is the importer of record, may, to the Knowledge of the Company, be shipped to such jurisdiction in compliance with the Laws of such jurisdiction applicable to the manufacture, packaging and labeling of such Company Products.  During the past three (3) year period, there have been no “Recalls” (as that term is defined in 21 C.F.R. 7.3(g)) by the Company or any of its Subsidiaries of any Company Product, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries.  To the Knowledge of the Company, no Company Products that are currently released to the market (y) pose a significant or unreasonable risk of illness or injury when consumed in the intended manner and in accordance with the label directions of such Company Product, or (z) are subject to dietary notification or reporting pursuant to the reportable food registry maintained by the FDA or any foreign Governmental Authority equivalent.

(c)                                           The Company and its Subsidiaries are in compliance with the terms and obligations of the Nasseri Prop 65 Settlement Agreement and the Delacruz Settlement Agreement.

(d)                                         None of the Company Products requires any specific approval of the FDA for the purpose of which they are being manufactured, prepared, produced, sold or distributed, which has not been obtained.  To the Knowledge of the Company, none of the Company Products that are shipped directly by the Company or its Subsidiaries to a jurisdiction outside the United States for which the Company or any of its Subsidiaries is the importer of record requires the Company or any of its Subsidiaries to obtain any specific approval of the applicable Governmental Authority in such jurisdiction for the purpose of which such Company

Products are being manufactured, prepared, produced, sold or distributed, which has not been obtained.

(e)                                           Neither the Company nor any of its Subsidiaries has received and is subject to any written cease and desist order or other written order, ruling, memorandum of understanding or similar agreement or arrangement (whether temporary, preliminary or permanent) with, or is a party to a commitment letter or similar submission to, or has received and is subject to any supervisory letter or other written notice, or, to the Knowledge of the Company, oral notice, of an formal action, suit, arbitration or proceeding, or, to the Knowledge of the Company, any other Action from, any Governmental Authority, including the FDA, the FTC and state attorneys general, which restricts or restrains in any material respect, or otherwise imposes any material condition, restriction, qualification or limitation on, the manufacture, sale or distribution of the Company Products.

(f)                                            Neither the Company nor any of its Subsidiaries has received written notice of any citation or other formal proceeding under applicable occupational health and safety Laws from the Occupational Health and Safety Administration (or any comparable state agency) for violations of Laws applicable to the operation of the business of the Company or any of its Subsidiaries respecting occupational health and safety during the past three (3) year period.

(g)                                          To the Knowledge of the Company, each of the co-manufacturers of the Company Products is in material compliance with the Federal Food Drug and Cosmetic Act and all rules and regulations related thereto, including current Good Manufacturing Practice Guidelines applicable to such Company Products.

(h)                                          With respect to the products manufactured, prepared and produced by the Company or any of its Subsidiaries for a third party (the “Third Party Products”), the Company and its Subsidiaries comply with (i) the Federal Food Drug and Cosmetic Act and all rules and regulations related thereto, including current Good Manufacturing Practice regulations applicable to such Third Party Products; (ii) the SOPs that are applicable to such Third Party Products; (iii) the FTC Act and to the Knowledge of the Company any state law equivalents; (iv) to the Knowledge of the Company, any other applicable Law; and (v) any contract or agreement for Third Party Products.

Section 3.10                Litigation.  There is no Action (but qualified as to the Knowledge of the Company with respect to any Action that is other than a formal action, suit, arbitration or proceeding) brought by the Company or any of its Subsidiaries that is pending. Neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, oral notice, of any formal action, suit, arbitration or proceeding, or, to the Knowledge of the Company, any other Action, that is pending against the Company or any of its Subsidiaries.  To the Knowledge of the Company, no Action has been threatened against the Company or any of its Subsidiaries, any of the properties or assets of the Company or its Subsidiaries, or any of the directors and officers of the Company and its Subsidiaries in their capacity as directors and officers of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received and is subject to any order, injunction or decree issued by a court relating specifically to the Company or its Subsidiaries or any of their properties or assets.  Schedule 3.10 of the Company Disclosure Schedules sets forth a list and description of all formal

Actions made, filed or otherwise initiated by or, to the Knowledge of the Company, against the Company or any of its Subsidiaries that are pending or have been resolved during the past three (3) year period and the resolution thereof.

Section 3.11                Employee Benefit Plans.

(a)                                           Schedule 3.11(a) of the Company Disclosure Schedules sets forth (i) a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries and (ii) a list of all employment, termination, severance or other contracts, agreements or arrangements, pursuant to which the Company or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the “Employee Plans”).  The contracts, agreements or arrangements required to be set forth on subsection (ii) of Schedule 3.11(a) of the Company Disclosure Schedules shall constitute “Material Contracts.”  The Company has made available to the Acquiror a true and complete copy of each Employee Plan (and any current amendments to such Employee Plans), copies of any trust agreement that relates to an Employee Plan, all current summary plan descriptions, the most recent determination letter from the IRS with respect to any Employee Plan, and the most recent annual report (Form 5500) filed with the IRS with respect to each such Employee Plan.  No Employee Plan provides post-retirement or post-employment medical coverage except as required under ERISA, the Code, Treasury Regulations or other applicable Law.

(b)                                          (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA, Treasury Regulations, the Code and other applicable Law, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and applicable Law and to the Knowledge of the Company, is not in any material respect in violation of any Employee Plan or applicable Law, and (iii) neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, oral notice, of any formal action, suit, arbitration or proceeding, or, to the Knowledge of the Company, any other Action, that is pending against the Company or any of its Subsidiaries (other than claims for benefits in the ordinary course), nor, to the Knowledge of the Company, has any Action been threatened, with respect to any Employee Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, or by any Governmental Authority.

(c)                                           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d)                                         Neither the Company nor any entity that is treated as a single employer with the Company or any of its Subsidiaries (within the meaning of Section 414 of the Code), has maintained, contributed to or been obligated to contribute to (i) a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which it would reasonably be expected to incur liability under Sections 4063 or 4064 of ERISA, or (iii) a plan that is subject Section 412 of the Code or Title IV of ERISA.

(e)                                           Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that would, directly or in combination with other events, reasonably be expected to result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit under an Employee Plan as a result of the transactions contemplated by this Agreement.

(f)                                            All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Employee Plan or accrued in accordance with the past custom and practice of the Company or its Subsidiaries.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each insured Employee Plan.

(g)                                          To the Knowledge of the Company, no fiduciary of any Employee Plan has engaged in any transaction with respect to such Employee Plan or failed to act in a manner with respect to such Employee Plan which would reasonably be expected to subject the Company to any liability having a Material Adverse Effect for a breach of fiduciary duty under ERISA or any other applicable Law.

(h)                                          Schedule 3.11(h) of the Company Disclosure Schedules sets forth all accrued and unused vacation, personal and sickness days accrued by the employees of the Company and its Subsidiaries listed by employee as of May 31, 2014.

Section 3.12                Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to employees of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, have there been any attempts to organize the employees of the Company or its Subsidiaries during the past three (3) year period.  There are no pending nor, to the Knowledge of the Company, threatened in writing labor strikes, labor disturbances, work stoppage, slowdowns, lockouts or labor controversies concerning labor matters with respect to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not experienced any such labor controversy during the three (3) year period prior to the date of this Agreement.  Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act or any other similar applicable state or local Law that remains unsatisfied.  During the past three (3) year period, there have been no written complaints received by the Company or any of its Subsidiaries, and, to the Knowledge, no complaint filed with or by any Governmental Authority, alleging employment discrimination, wage and hour violations or other unfair labor practice, pertaining to any employee of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or has received a citation from, any Governmental Authority relating to employees or employment practices.  Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Authority responsible for the enforcement of employment laws to conduct an investigation of, or relating to, the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in process.

Section 3.13                Insurance.  Schedule 3.13 of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies of the Company and its Subsidiaries.  As of the date of this Agreement, said insurance policies are in full force and effect, all premiums with respect thereto are currently paid, and the Company and its Subsidiaries are in compliance in all respects with the terms thereof.  The Company and its Subsidiaries have notified their insurance carriers of all material claims known to them with respect to the operations, products or services of the Company and its Subsidiaries for which the Company and its Subsidiaries (or any one of them) is insured.  Neither the Company nor any of its Subsidiaries has been refused any material insurance coverage by any insurance carrier to which it has applied for insurance during the past three (3) year period, other than reservation of rights position taken by insurance companies while they investigate whether or not a claim is valid.

Section 3.14                Real Property.

(a)                                           Neither the Company nor any of its Subsidiaries owns, or has at any time owned, any real property.

(b)                                          Schedule 3.14(b) of the Company Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances affecting title to the Leased Real Property, and the Company and its Subsidiaries are in exclusive possession thereof.  All leases in respect of the Leased Real Property are legal, valid and binding agreements of the Company or its Subsidiaries, are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach or default by the Company or its Subsidiaries thereunder, and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by the Company or its Subsidiaries thereunder.

(c)                                           To the Knowledge of the Company, no third party to any Leased Real Property lease is in default in the performance of any obligation of such party under any Leased Real Property lease and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default of an obligation under any Leased Real Property lease by a third party to such Leased Real Property lease.  Neither the Company nor any of its Subsidiaries has given written notice of any default to any third party under any Leased Real Property lease.

(d)                                         The Company has made available to the Acquiror true and complete copies of each Leased Real Property lease and all side agreements or non-disturbance agreements related thereto.

(e)                                           Neither the Company nor any of its Subsidiaries has received written notice of any violation of any building code or zoning ordinance affecting any Leased Real Property, and to the Knowledge of the Company, no such violation exists.

Section 3.15                Intellectual Property.

(a)                                           Schedule 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list as of May 31, 2014 of all (1) Patents, (2) registered Trademarks, (3) Copyrights and (4) domain name registrations, websites and social media accounts, in each case, owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, (iv) the date of application and issuance or registration of the item and (v) the date of expiration of the application and issuance or registration of the item.  All Patents, registered Trademarks, and registered Copyrights set forth on Schedule 3.15(a) of the Company Disclosure Schedules are subsisting, capable of enforcement, and valid; provided, that an Action or claim or threatened Action or claim that is asserted or initiated by a third party regarding the enforceability or validity of any Patent, registered Trademark or registered Copyright set forth on Schedule 3.15(a) of the Company Disclosure Schedules shall not, by itself, constitute a breach or inaccuracy of this representation, and no such breach or inaccuracy, or right to indemnification under Article IX, shall exist unless and until any Patent, registered Trademark or registered Copyright set forth on Schedule 3.15(a) of the Company Disclosure Schedules is actually found to be invalid or unenforceable in a final decision by one of the U.S. Copyright Office, the U.S. Patent and Trademark Office, similar foreign equivalent offices or a Governmental Authority of competent jurisdiction, at which point all indemnifiable Damages relating to the Action, regardless of when incurred, shall be recoverable by the Indemnitee in accordance with Article IX.

(b)                                          Schedule 3.15(b) of the Company Disclosure Schedules sets forth a true and complete list of all material licenses and sublicenses pertaining to any third-party Intellectual Property used by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted, excluding off-the-shelf, shrink-wrap, click-wrap licenses or other licenses for commercially available software that were acquired for less than $100,000.  The licenses and sublicenses required to be set forth on Schedule 3.15(b) of the Company Disclosure Schedules shall constitute “Material Contracts.”

(c)                                           Schedule 3.15(c) of the Company Disclosure Schedules sets forth a true and complete list of all material licenses and sublicenses pertaining to any Intellectual Property owned by the Company and its Subsidiaries licensed to third parties.  The licenses and sublicenses required to be set forth on Schedule 3.15(c) of the Company Disclosure Schedules shall constitute “Material Contracts.”

(d)                                         During the past three (3) year period, neither the Company nor any of its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice, of any formal action, suit, arbitration or proceeding asserted against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, has any claim been threatened against the

Company or any of its Subsidiaries, that the use or exploitation by the Company or any of its Subsidiaries of any Intellectual Property used or owned by the Company or any of its Subsidiaries infringes the Intellectual Property of any third party.

(e)                                           To the Knowledge of the Company, the Company and its Subsidiaries own or have valid licenses to use, free and clear of Encumbrances (except Permitted Encumbrances), all Intellectual Property used by them or necessary for the operation of their respective businesses as currently conducted.  Neither the Company nor any of its Subsidiaries is in default under any license it has to use Intellectual Property.

(f)                                            The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe any third-party rights in Intellectual Property.  During the past six (6) year period, neither the Company nor any of its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice, of any formal action, suit, arbitration or proceeding against the Company or any of its Subsidiaries asserting that the continuing conduct by the Company or any of its Subsidiaries of its business has or will result in the infringement of any Intellectual Property owned or licensed by a third Person.

(g)                                          The Company and its Subsidiaries have taken reasonable actions to maintain and protect the Intellectual Property used by them or necessary for the operation of their respective businesses as currently conducted.

Section 3.16                Taxes.

(a)                                           All material Tax Returns required to have been filed by or with respect to each of the Company and its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns were true, correct and complete in all material respects.

(b)                                          All (i) Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and (ii) other material Taxes required to be paid by or on behalf of the Company or its Subsidiaries (whether or not reflected on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings.

(c)                                           No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d)                                         Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions).

(e)                                           No claim has been made during the three (3) year period prior to the date of this Agreement by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)                                            There are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).

(g)                                          As of the date hereof, there are no federal, state, local or non-U.S. Tax audits, investigations, examinations, or administrative or judicial proceedings pending or being conducted with respect to any Taxes or Tax Returns of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any written notice that it intends to commence such an audit, examination, investigation or proceeding that has not been settled or withdrawn.

(h)                                          Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(i)                                              Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, which agreement or waiver is currently in effect.

(j)                                              Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement or has any liability for Taxes by contract or otherwise, other than customary indemnification obligations contained in commercial agreements not principally related to Taxes (including credit or other commercial lending agreements, employment agreements or arrangements with landlords, lessors, customers and vendors) (collectively, “Ordinary Course Contracts”).

(k)                                          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under similar provision of applicable state, local or non-U.S. Law filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable state, local or non-U.S. Law), as a transferee or successor.

(l)                                              Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) in connection with the transactions contemplated by this Agreement.

(m)                                      Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                  change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                              use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)                          “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Income Tax Law) executed on or prior to the Closing Date;

(iv)                          prepaid amount received on or prior to the Closing Date; or

(v)                              election under Section 108(i) of the Code.

(n)                                          Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(o)                                          The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to Taxes.

Section 3.17                Environmental Matters.

(a)                                           (i) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits and (ii) neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, oral notice, of any formal action, suit, arbitration or proceeding, or, to the Knowledge of the Company, any other Action, that is pending against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company with respect to has any Action been threatened against the Company or any of its Subsidiaries, alleging violation of or liability pursuant to any applicable Environmental Law.  No Hazardous Material is, or to the Knowledge of the Company, has been present at any Leased Real Property in violation of any applicable Environmental Laws.

(b)                                          For purposes of this Agreement:

(i)                                  “Environmental Laws” means any Laws of any Governmental Authority in effect as of the applicable date relating to protection of the environment.

(ii)                              “Environmental Permits” means all Permits required under any applicable Environmental Law for the operation of the business of the Company and its Subsidiaries as currently operated.

(c)                                           The Company has delivered to the Acquiror a true, correct and complete copy of all material reports, Environmental Permits, authorizations, disclosures and other documents relating to the status of any of the Leased Real Property or otherwise relating to the business of the Company and its Subsidiaries with respect to any Environmental Law, including copies of all Phase I and Phase II environmental site assessments related to any of the Leased Real Property, that are in the Company’s possession or control.

Section 3.18                Material Contracts.

(a)                                           Schedule 3.18 of the Company Disclosure Schedules lists as of the date hereof each of the following written contracts and agreements of the Company and its Subsidiaries that are currently in effect (such contracts and agreements as described in this Section 3.18(a) being “Material Contracts”):

(i)                                  all contracts or agreements that by their express terms obligate the Company or any of its Subsidiaries to future payments of, or provide for future receipt by the Company or any of its Subsidiaries of, more than five-hundred thousand dollars ($500,000) in cash, goods or services per calendar year, including any such contracts and agreements with suppliers, outsourced manufacturers, distributors, brokers and customers, but excluding completed purchase orders and excluding any contracts or agreements covered by the subject matter of (vi), (vii), (ix), (x), (xi), (xii) and (xiii) of this Section 3.18(a);

(ii)                              all credit or loan agreements, notes or similar contracts or agreements for Indebtedness for borrowed money by the Company or one of its Subsidiaries, any contract or agreement under which the Company or one of its Subsidiaries guaranteed the Indebtedness for borrowed money of any other Person, any contract or agreement for the issuance of letters of credit by or on behalf of the Company or any of its Subsidiaries, or any interest rate swap contract or agreement;

(iii)                          all contracts or agreements that limit, restrain or impede in any material respect the ability of the Company or any of its Subsidiaries to (x) compete in any line of business or with any Person or in any geographic area or during any period of time, (y) acquire any product or other asset or any services from any other Person or (z) solicit, hire or retain any Person, in any such case that are not terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(iv)                          all joint venture, limited liability company, partnership or similar agreements or arrangements in which the Company or any of its Subsidiaries participates as a joint venturer, member or partner;

(v)                              all contracts or agreements with any Affiliate, officer, director or employee of the Company or any of its Subsidiaries (other than any employment or similar arrangement entered into in the Ordinary Course of Business that is terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days);

(vi)                          all leases or similar agreements pursuant to which material personal property is leased to or from the Company or any of its Subsidiaries and that by their express terms obligate the Company or any of its Subsidiaries to future payments of more than one-hundred thousand dollars ($100,000) per calendar year and that are not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(vii)                      all contracts for capital expenditures that by their express terms obligate the Company or any of its Subsidiaries to future payments which exceed five-hundred thousand dollars ($500,000) per calendar year and that are not terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(viii)                  all stock purchase agreements or similar contracts for the acquisition of any equity interests of any business enterprise;

(ix)                          all contracts or agreements with customers, distributors and brokers that by their express terms obligate the Company or any of its Subsidiaries to pay future rebates, discounts, bonuses, commissions, customer promotions or allowances in excess of two-hundred and fifty thousand dollars ($250,000) per calendar year and that are not terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(x)                              all contracts or agreements that require the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions with a term of more than one year and that by their express terms obligate the Company or any of its Subsidiaries to future payments which exceed five-hundred thousand dollars ($500,000) per calendar year and that are not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(xi)                          all co-packing or co-manufacturing contracts and agreements with respect to the packaging or distribution of Company Products with a term of more than one year and that by their express terms obligate the Company or any of its Subsidiaries to future payments which exceed five-hundred thousand dollars ($500,000) per calendar year and that are not terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(xii)                      (A) all contracts or agreements for future purchases of materials, supplies, equipment, raw materials, inventory, packaging or commodities and (B) all advertising or promotional contracts or agreements, in any such case (referring to each of (A) and (B) above) that by their express terms obligate the Company or any of its Subsidiaries to future payments to any Person in excess of five-hundred thousand dollars ($500,000) per calendar year and that are not terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(xiii)                  all non-employee management, service, consulting or similar type of contract, commitment or arrangement, in each case, that by their express terms obligate the Company or any of its Subsidiaries to future payments to any Person in excess of two-hundred and fifty thousand dollars ($250,000) per calendar year and that are not terminable without cost or penalty by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(xiv)                  all contracts or agreements with any Governmental Authority, the loss of which would materially adversely interfere with the operation of the business of the Company or any of its Subsidiaries as presently conducted;

(xv)                      all contracts or agreements between the Company or any of its Subsidiaries and any other Person wherein the Company or any of its Subsidiaries is required to provide, or is entitled to receive, “most favored nation” or similar pricing preferences;

(xvi)                  all contracts or agreements or offers containing a right of first refusal, first offer or negotiation or an option to purchase or lease or otherwise use any material assets granted by the Company or any of its Subsidiaries;

(xvii)              all contracts or agreements pursuant to which real property is leased to or from the Company or any of its Subsidiaries;

(xviii)          all leases in respect of the Leased Real Property; and

(xix)              all contracts or agreements to enter into or execute any of the foregoing.

(b)                                          Each Material Contract is legal, valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect.  None of the Company or any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party.

(c)                                           A true and complete copy of each Material Contract has been made available by the Company to the Acquiror.

Section 3.19                Brokers.  Except for fees payable to Credit Suisse Securities (USA) LLC and under the Management Agreements, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.20                Related Party Transactions.  To the Knowledge of the Company, during the last three (3) years, no Related Party has had either directly or indirectly, an interest in: (i) any Person which purchases from or sells, licenses or furnishes to the Company or its Subsidiaries any goods, property, technology, intellectual or other property rights or (ii) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected (other than rights to receive compensation for services performed as an officer, director or employee of the Company of its Subsidiaries).

Section 3.21                Sufficiency of Assets.  The Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of the tangible assets owned or leased by the Company and its Subsidiaries reflected on the Balance Sheet or acquired in the Ordinary Course of Business between the date of the Balance Sheet and the date hereof, except those sold or otherwise disposed since the date of the Balance Sheet in the Ordinary Course of Business.  Without limiting the foregoing, no Related Party owns any of the tangible assets necessary for the Company and each of its Subsidiaries to conduct their respective business as currently conducted.  To the Knowledge of the Company, the tangible assets owned or leased by the Company and its Subsidiaries constitute all of the tangible assets necessary for the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted.

Section 3.22                Inventories.  All of the inventory of the Company and its Subsidiaries is located at the Company’s or any of its Subsidiaries’ facilities or contracted third party warehouses; and all inventory is owned by the Company and its Subsidiaries and is not held (on consignment or otherwise) for or on behalf of any other Person.

Section 3.23                Material Suppliers and Customers.  Schedule 3.23 of the Company Disclosure Schedules sets forth the names of the top ten (10) suppliers, the top ten (10) outsourced contract manufacturers and the top ten (10) distributors/customers of the Company and its Subsidiaries by dollar value, together with the aggregate amount of purchases made from each supplier and outsourced contract manufacturer, respectively, and sales made to each such distributors/customer, respectively, during the years ended December 31, 2012 and December 31, 2013.  To the Knowledge of the Company, as of the date of this Agreement, none of the suppliers, outsourced contract manufacturers or distributors/customers listed in Schedule 3.23 of the Company Disclosure Schedules has notified the Company or any of its Subsidiaries that it is terminating or materially and adversely altering, or that it intends to terminate or materially and adversely alter, its relationship with the Company or any of its Subsidiaries.

Section 3.24                Bank Accounts; Powers of Attorney.  Schedule 3.24 of the Company Disclosure Schedules lists each current bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has an account or safe deposit box, the names and identification of all Persons authorized to draw thereon or to have access thereto and each power of attorney or other similar contract under which the Company or any of its Subsidiaries has granted a power of attorney or other similar power with respect thereto.

Section 3.25                Exclusivity of Representations and Warranties.  Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Article III and the Company Disclosure Schedules, and the Company hereby disclaims any such other representations or warranties.

REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR AND SUB

The Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 4.1                        Organization and Qualification.

(a)                                           Each of the Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease and operate its properties and assets now owned, leased or operated by it, to perform its obligations under all contracts to which it is bound and to carry on its business as it is now being conducted.  Each of the Acquiror and Sub is duly qualified as a foreign corporation to do business, and is in good standing, under the laws in each jurisdiction where the character of the properties and assets now owned, leased or operated by it or the nature of its business or activities makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)                                          True and complete copies of the Acquiror’s certificate of incorporation, as amended to date, the Acquiror’s bylaws, Sub’s certificate of incorporation, as amended to date, and Sub’s bylaws (the “Acquiror Organizational Documents”), each in effect as of the date of this Agreement, have been made available by the Acquiror to the Company.  The Acquiror Organizational Documents are in full force and effect and neither the Acquiror nor Sub is in violation of any of its respective Acquiror Organizational Documents.

Section 4.2                        Authority.

(a)                                           Each of the Acquiror and Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents to which it is a party and to perform its obligations hereunder and to consummate the transactions contemplated hereby and the other transaction documents to which it is a party.  The execution, delivery and performance by the Acquiror and Sub of this Agreement and the other transaction documents to which it is a party, the performance by the Acquiror and Sub of their obligations hereunder and thereunder and the consummation by the Acquiror and Sub of the transactions contemplated hereby and the other transaction documents to which it is a party have been duly and validly authorized by the Boards of Directors of the Acquiror and Sub and by the Acquiror as the sole stockholder of Sub.  No other corporate proceedings on the part of the Acquiror or Sub are necessary to authorize the execution, delivery or performance of this Agreement and the other transaction documents to which it is a party or the performance by the Acquiror and Sub of its obligations hereunder or thereunder, or to consummate the transactions contemplated hereby and the other transaction documents to which it is a party.  This Agreement has been, and the other transaction documents to which it is a party when executed will be, duly executed and delivered by the Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and the other transaction documents to which it is a party when executed, will be, the legal, valid and binding obligations of the Acquiror and Sub, as applicable, enforceable against the Acquiror and Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3                        No Conflict; Required Filings and Consents.

(a)                                           The execution, delivery and performance by each of the Acquiror and Sub of this Agreement and the other transaction documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                  conflict with or violate the Acquiror Organizational Documents

(ii)                              conflict with or violate any Law applicable to the Acquiror or Sub or by which any property or asset of the Acquiror or Sub is bound or affected; or

(iii)                          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any contract or agreement that is material to which the Acquiror or Sub is a party; or

(iv)                          result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Acquiror or Sub;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that are not material, or that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.

(b)                                          Neither the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Sub of this Agreement and the other transaction documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material or (v) as may be necessary as a result of any facts or circumstances relating to the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 4.4                        No Prior Activities.  Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.5                        Financing.  The Acquiror has, and shall have at the Closing, sufficient funds to permit the Acquiror or Sub to consummate the transactions contemplated by this Agreement, including the Merger, and to pay all related fees and expenses, and to satisfy all liabilities of Acquiror, Sub and the Surviving Corporation.  The Acquiror and Sub acknowledge and agree that their obligations to consummate the transactions contemplated by this Agreement and to effect the Merger are not contingent on the ability to obtain any third party financing.  As of the Closing, the Acquiror shall have taken all measures necessary to ensure that Sub will have sufficient cash on hand to pay the total consideration contemplated to be paid hereunder.

Section 4.6                        Brokers.  Neither Acquiror nor Sub has any obligation or liability to any broker, finder or investment banker in connection with the transactions contemplated hereby that would cause any Equityholder to become liable for payment of any fee or expense with respect thereto.

Section 4.7                        Acquiror’s Investigation and Reliance.  The Acquiror is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Acquiror together with expert advisors, including legal counsel, that it has engaged for such purpose.  The Acquiror and its Representatives have had the opportunity for access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby.  The Acquiror has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Subsidiaries, Affiliates or Representatives (including, without limitation, any Equityholder), other than those expressly set forth in Article III and the Company Disclosure Schedules, and except as expressly set forth in Article III, no representation or warranty is made regarding any information, documents or materials made available to the Acquiror, whether orally or in writing, in any confidential information memoranda, “data rooms” (including the electronic data room hosted by IntraLinks, Inc.), management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement.  Further, neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries, including, without limitation, as contained in the Company’s Annual Operating Plan, any documents provided in the Company’s electronic data room hosted by IntraLinks, Inc., the Confidential Information Presentation dated September 2013 and/or the Management Presentation dated November 2013.  The Acquiror acknowledges that there are inherent uncertainties in attempting to make estimates, projections and forecasts with respect to the Company and any of its Subsidiaries and that it takes full responsibility for making its own evaluation of the adequacy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections or forecasts).  Nothing in this Section 4.7 is intended to modify or limit any of the representations or warranties of the Company set forth in Article III.

COVENANTS

Section 5.1                        Conduct of Business Prior to the Closing.  Except as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, unless the Acquiror shall otherwise provide its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to (i) operate the business of the Company and its Subsidiaries in the Ordinary Course of Business and (ii) to preserve intact and maintain in all material respects their business organization, assets and properties (normal wear and tear expected) and the goodwill of customers and suppliers.  Without limiting the generality of the foregoing, and except as set forth on Schedule 5.1 of the Disclosure Schedules or as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, without the prior consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)                                           amend its Organizational Documents;

(b)                                          issue or sell any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests, except in connection with the exercise or vesting of the Options and Warrants or the grant of Options in the Ordinary Course of Business;

(c)                                           declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any Subsidiary of the Company to the Company;

(d)                                         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e)                                           acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material assets other than in the Ordinary Course of Business;

(f)                                            except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g)                                          incur Indebtedness for borrowed money or issue any debt securities in excess of five-hundred thousand dollars ($500,000), other than under the Wells Fargo Facility;

(h)                                          (i) amend any material term of, or terminate any Material Contract or waive, relinquish or assign any material rights or claims thereunder, or (ii) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, in each case, other than any Material Contract or other such contracts, agreements or arrangements entered into, amended, modified or terminated in the Ordinary Course of Business (including contracts, agreements or arrangements with customers, vendors, distributors or clients);

(i)                                              authorize, or make any commitment with respect to, any single capital expenditure not reflected in the capital budget of the Company that is in excess of five-hundred thousand dollars ($500,000) or, in the aggregate, in excess of two million, dollars ($2,000,000);

(j)                                              fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire, or acquire or lease any real property or any interest in real property;

(k)                                          grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their directors, officers or employees, or enter into or amend any Employee Plans, other than (i) as required by Law, (ii) pursuant to any Employee Plan or other plans, programs or agreements existing on the date hereof or (iii) in the Ordinary Course of Business;

(l)                                              make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP, as reflected in the Financial Statements or the Unaudited Financial Statements or in accordance with the filing of Form 3115 as described in Section 6.1(a);

(m)                                      except as required by Law, change any material Tax election, change an annual accounting period, or change any tax accounting method (except as set forth on Schedule 3.15(m) of the Company Disclosure Schedules), file a material amendment to a material filed Tax Return, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, knowingly surrender any rights to claim a material refund of Taxes, or consent to an extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, in each case if the same would increase the Tax liability of the Company or its Subsidiaries for any taxable period after the Closing Date or decrease any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(n)                                          except in the Ordinary Course of Business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or any of its Subsidiaries, other than Permitted Encumbrances;

(o)                                          except in the Ordinary Course of Business, sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of the Company or any of its Subsidiaries having a value, in any individual case, in excess of one-hundred thousand dollars ($100,000);

(p)                                          except in the Ordinary Course of Business, settle or compromise any litigation, or waive, release or assign any rights of material value, or any material claims held by it related thereto, except for cash payments not to exceed $500,000 ;

(q)                                          cancel, modify or terminate any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee without obtaining reasonably comparable substitute insurance coverage;

(r)                                             effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;

(s)                                            except in the Ordinary Course of Business, sell, transfer, license, sublicense or otherwise dispose of any Intellectual Property of the Company or its Subsidiaries, or amend or modify any existing agreements or rights with respect to any material Intellectual Property of, or used by, the Company or its Subsidiaries;

(t)                                             waive any material benefits of, agree to modify in any material manner, terminate or release any Person from or fail to enforce in all material respects any confidentiality or similar agreement to which any of the Company or its Subsidiaries is a party; or

(u)                                          enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Section 5.2                        Covenants Regarding Information.

(a)                                           From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall (i) afford the Acquiror and its Representatives reasonable access to the Representatives, properties, offices, personnel, properties, assets, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Acquiror with such financial, operating and other data and information as the Acquiror may reasonably request and (ii) permit the Acquiror and its Representatives, with the permission of the Company (not be unreasonably withheld) and the presence of an authorized officer of the Company and, if designated by the Company, its Representatives, to contact customers, suppliers, contract manufacturers and business partners at the Company and Subsidiaries in connection with the transactions contemplated by this Agreement or concerning their relationship with the Company and its Subsidiaries; provided, however, that any such access or furnishing of information shall be conducted at the Acquiror’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Acquiror or its Representatives if such disclosure would, in the Company’s sole discretion, (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)                                          For a period of seven years after the Closing or, if shorter, the applicable period specified in the Company’s document retention policy, but in no event shorter than the Claims Expiration Date, the Company shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Company Stockholders and the Stockholder Representative  reasonable access (including the right to make, at the applicable Company Stockholder’s or the Stockholder Representative’s expense, photocopies), upon reasonable notice, and for a reasonable business purpose, during normal business hours, to inspect the books and records.

Section 5.3                        Delayed Payment Obligation. The parties acknowledge and agree that the achievement by the Surviving Company or resulting business group of certain targets, as set forth in Exhibit E attached hereto, is a factor in determining the valuation of the Company.  The Acquiror shall treat any resulting Delayed Payment Amount in accordance with this Section 5.3 and Exhibit E attached hereto.  All capitalized terms used in Exhibit E attached hereto and not defined in the body of this Agreement have the meaning given them in Exhibit E attached hereto.

(b)                                          Any Delayed Payment Amount payable pursuant to this Section 5.3 and Exhibit E attached hereto constitutes part of the Merger Consideration and shall be treated as such for all Tax purposes.

(c)                                           Subject to the provisions of this Section 5.3 and Exhibit E attached hereto, the Acquiror shall release and pay (i) the Delayed Equityholder Payment Amount to the Escrow and Paying Agent for subsequent distribution to the Equityholders  in accordance with Section 2.17, (i) the Delayed CS Payment Amount to Credit Suisse Securities (USA) LLC and (iii) the Delayed PBG Payment Amount to Bottling Group, LLC.

(d)                                         The rights of the Equityholders to any Delayed Equityholder Payment Amount are not intended to constitute securities, will not be represented by a certificate and are personal to each Equityholder.  No Equityholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Delayed Equityholder Payment Amount, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 5.3(e) shall be null and void and shall not be recognized by the Acquiror or the Surviving Corporation.

Section 5.4                        Written Consent.

(a)                                           As soon as practicable following the date of this Agreement, the Company shall take all action necessary in accordance with the DGCL and the Company’s applicable Organizational Documents and the Company Stockholders Agreement to solicit, and cause to be delivered to Acquiror, (i) an irrevocable written consent that adopts and approves of this Agreement and the transactions contemplated hereby, signed by Company Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) a termination agreement that terminates the Stockholders Agreement, effective as of the Closing, signed by the requisite number of Company Stockholders to terminate the Stockholders Agreement.  The Acquiror shall have the right to terminate this Agreement if such irrevocable written consent and termination agreement are not delivered to the Acquiror at or before 6:00 p.m. Pacific Time on the calendar day immediately after the date hereof; provided, that if such irrevocable written consent and termination agreement are not delivered to the Acquiror by such time, but is subsequently delivered prior to Acquiror exercising its right to terminate this Agreement pursuant to this Section 5.4, the right of termination by the Acquiror pursuant to this Section 5.4 shall expire at the time such written consent and termination agreement are delivered to the Acquiror.

(b)                                          The Company will deliver to all Company Stockholders who have not consented to the Merger at or prior to the Closing notice of the taking of such action by Company Stockholders, as required by Section 228(e) of the DGCL.  The Company will comply with the notification requirements under the DGCL regarding appraisal and dissenters’ rights for all Company Stockholders.

(c)                                           In addition, as soon as practicable following the date of this Agreement, the Company shall, in accordance with the DGCL and the Company’s applicable Organizational Documents and the Company Stockholders Agreement, submit for approval by the Company Stockholders by the requisite vote, any payments or benefits set forth on Schedule 3.11(a) of the Company Disclosure Schedules and reasonably expected to constitute “parachute payments” pursuant to Section 280G of the Code, such that, if approved, any such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G.  The Company shall cause to be delivered to the Acquiror prior to the Closing, confirmation that the requisite vote has been taken and approved, signed by Company Stockholders having not less than the minimum number of votes that would be necessary to constitute the requisite vote.

Section 5.5                        Notification of Certain Matters.  Until the Closing, the Company shall promptly notify the Acquiror in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 5.6                        No Hire; No Solicitation.  If this Agreement is terminated prior to Effective Time, the Acquiror will not, for a period of three years thereafter, without the prior written consent of the Company, either alone or in combination with any other Person, directly or indirectly, or through its present or future Affiliates, (a) hire or solicit (other than a hiring or solicitation by general advertisement) any person who is an employee of the Company or any of its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or any of its Subsidiaries, or (b) hire any of the individuals listed on Schedule 5.6 of the Disclosure Schedules.  The Acquiror agrees that any remedy at law for any breach by the Acquiror of this Section 5.6 would be inadequate, and that the Company would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on the Acquiror is too onerous and is not necessary for the protection of the Company, the Acquiror agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

Section 5.7                        Takeover Statutes.  If any applicable state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement, each of the Company and the Acquiror and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8                        Employee Benefits.

(a)                                           The Acquiror shall provide, or cause to be provided, to the employees other than the employees entering into a Consulting/Employment Agreement (the “Affected Employees”) or former employees (presently entitled to benefits) of the Company and its Subsidiaries, for a period of one year following the Effective Time, compensation and employee benefits that in the aggregate are reasonably comparable or superior to those currently provided by the Company and its Subsidiaries to their employees, and the Acquiror shall cause to be provided to any Affected Employee who is terminated during such one-year period following the Effective Time severance benefits comparable or superior to those currently provided by the Company and its Subsidiaries to similarly situated employees.  Notwithstanding anything to the contrary in this Agreement, the Acquiror shall not be required to establish or maintain a stock option or other equity award plan or any retiree medical plan.  From and after the Effective Time, the Acquiror shall cause the Surviving Corporation and its Subsidiaries, as applicable, to honor, in accordance with the terms thereof, all existing employment, severance, change of control and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement.

(b)                                          The Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries.  In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, the Acquiror shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then-existing plans absent any change in such welfare coverage plan) and (ii)  provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan.  The Acquiror shall, or shall cause the Surviving Corporation to, for all purposes other than for benefit accruals under Acquiror’s or its Affiliates’ defined benefit pension retirement plans and eligibility for retiree medical, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c)                                           Nothing contained in this Section 5.8 shall be construed to create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation or any of their Subsidiaries in respect of continued employment for any specified period, nor to require the Acquiror or the Surviving Corporation to continue any specific employee benefit plans.

(d)                                         The Company will take all actions necessary to terminate all Employee Plans intended to be qualified under Section 401(a) of the Code, including but not limited to The Cyto Group 401(k) Plan, effective immediately before the Effective Time, including adopting the relevant resolutions and any actions required under the terms of such Employee Plans and any other contractual obligations of the Company and applicable Law.

Section 5.9                        Confidentiality.  Each of the parties shall hold, and shall cause its Representatives to hold in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated October 29, 2013 between the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.9 shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10                Consents and Filings; Further Assurances.

(a)                                           Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement; (ii) promptly (and in no event later than ten (10) Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law; (iii) to the extent proper and advisable, participate and defend against or otherwise pursue any litigation that may be commenced by a Governmental Authority relating to this Agreement or the transactions contemplated hereby; (iv) in the event that the United States Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) issues a Request for Additional Information and Documentary Material (a “Second Request”) under the HSR Act in relation to the Merger and the other transactions contemplated by this Agreement, take such measures as may be reasonably necessary to limit the scope of such Second Request, certify substantial compliance with such Second Request and otherwise respond to and seek to resolve any requests for information, documents, data or testimony made by the FTC or the DOJ under the HSR Act; and (v) prevent the entry of, and have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order relating to the HSR Act or other applicable Law that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall the Acquiror or the Company be required by this Section 5.10 or any other provision of this Agreement to: (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; or (B) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) in the case of either of the foregoing clauses (A) or (B) with respect to any of the material businesses, assets or properties of the Acquiror or the Company or any of their respective material Subsidiaries.  In furtherance and not in limitation of the foregoing, each of the parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Law and shall use all commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Law as soon as practicable. The Company and the Acquiror shall each pay one-half of the filing fees for the filing under the HSR Act.

(b)                                          Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, to the extent proper and advisable, permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry without giving notice to the other parties in advance and, to the extent permitted by such Governmental Authority, giving the other parties the opportunity to attend and participate at such meeting.

(c)                                           Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from third parties to contracts to which the Company or a Subsidiary of the Company is a party that have not been and may not be obtained prior to the consummation of the Merger.  Neither the Company nor any Equityholder shall have any liability, including under Article IX, to the Acquiror or the Surviving Corporation arising out of or relating to the failure to obtain any such consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VII.

Section 5.11                Public Announcements.  Except as may be required by applicable Law, the parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld.   Notwithstanding anything in this Agreement to the contrary, following the Closing Date and the public announcement of the Merger, the Stockholder Representative shall be permitted to publically announce that it has been engaged to serve as the Stockholder Representative, naming no parties other than the Acquiror and the Company and disclosing no other terms of the Merger or the other transactions contemplated hereby.

Section 5.12                Directors’ and Officers’ Indemnification.

(a)                                           The Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all Damages arising out of or relating to any threatened or actual Action or claim based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under applicable Law.  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to the Acquiror, and the Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Acquiror, the Surviving Corporation, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter.  Any D&O Indemnified Party wishing to claim indemnification under this Section 5.12 shall promptly notify the Acquiror upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.12).  The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O

Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities; provided, further, that any D&O Indemnified Party to whom expenses are advanced or paid to pursuant to this Section 5.12 shall provide an undertaking to repay such advances or payments if it is ultimately determined by a court of competent jurisdiction and all rights of appeal have lapsed that such D&O Indemnified Party is not entitled to indemnification under applicable Law or the Organizational Documents and pursuant to this Section 5.12(a).  The rights to indemnification hereunder do not replace, and shall be in addition to, any existing rights to indemnification with respect to each D&O Indemnified Party.

(b)                                          Prior to the Closing Date, the Company shall purchase a six-year prepaid “tail policy” covering the persons who are presently covered by the officers’ and directors’ liability insurance policies of the Company and its Subsidiaries prior to the Closing Date on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Closing Date, covering, without limitation, the transactions contemplated hereby. The expense of such “tail policy” shall be a Transaction Expense, and shall not affect the calculation of Net Working Capital (i.e., any liability for such expense shall be excluded in the calculation of Net Working Capital).  The Acquiror shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c)                                           The Acquiror covenants, for itself and its successors and assigns, that it and they shall not institute any Action or make any claim in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d)                                         The Surviving Corporation shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to the D&O Indemnified Parties.

Section 5.13                Release of Guarantees.  The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of any director, officer, employee or Equityholder and their respective Affiliates that are a party to any guarantee, performance bond, bid bond and other similar agreement with respect to the obligations of the Company or its Subsidiaries, including those listed on Schedule 5.13 of the Disclosure Schedules (the “Guarantees”).  In the event any of the Guarantees are not released prior to or at the Closing, the Acquiror will indemnify and hold such director, officer, employee or Equityholder and their respective Affiliates, as the case may be, harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by such director, officer, employee or Equityholder or their respective Affiliates until such Guarantee is released.

Section 5.14                Delivery of FIRPTA Certificate.  Prior to the Closing, the Company shall deliver or cause to be delivered to the Acquiror a certificate pursuant to Treasury Regulations

Section 1.1445-2(c)(3) and 1.897-2(h) establishing that the Company is not, nor has it been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, and a copy of the notice provided to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 5.15                Closing Date Payment Allocation Schedule.  At least three Business Days prior to the Closing, the Company shall prepare and deliver to each of the Acquiror and the Escrow and Paying Agent (a) a schedule (and thereafter through the Closing any interim updates to such schedule as necessary for the information reflected thereon to be accurate in all material respects as of the Closing Date) (each, a “Closing Date Payment Allocation Schedule” ) setting forth for each Equityholder: (i) such Equityholder’s name; (ii) the number of shares of Company Common Stock held by such Equityholder immediately prior to the Closing Date; (iii) the number of shares of Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, and Company Series A-3 Preferred Stock held by such Equityholder immediately prior to the Closing Date; (iv) the number of shares of Company Liquidation Stock held by such Equityholder immediately prior to the Closing Date; (v) the number of Options that are held by such Equityholder and that are In-the-Money Options as of immediately prior to the Closing Date; (vi) the number of Warrants that are held by such Equityholder and that are In-the-Money Warrants as of immediately prior to the Closing Date; (vii) the portion of such Closing Merger Consideration to be paid to such Equityholder by the Escrow and Paying Agent or the Surviving Corporation; and (viii) the Offset Amount in respect to such Equityholder; and (b) a copy of the Preliminary Closing Statement.  The Closing Date Payment Allocation Schedule, when delivered to the Acquiror and the Escrow and Paying Agent, will be true and complete in all material respects as of the Closing, and the payments to the Equityholders described therein will be the correct payments to be made to the Equityholders in accordance with the Company’s Organizational Documents, the Company Stockholders Agreement and this Agreement.  The Company will also provide a flow of funds memo providing the payment instructions and estimates of the amounts payable to the Persons to who the Estimated Indebtedness, Estimated Other Seller Expenses, Estimated Transaction Expenses and  Estimated PBG Payment Amount, as reflected on the Preliminary Closing Statement, are payable.

Section 5.16                Stock Option Plans; Warrants.   Neither the Acquiror, the Sub, nor the Surviving Corporation will assume any Options or Warrants. The Company shall take all actions necessary to cancel all Options and Warrants effective as of the Closing.

Section 5.17                No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company will not, and the Company will cause each of its Subsidiaries, Affiliates and Equityholders and any Representative of any of the foregoing not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Acquiror, Sub or any Person on Acquiror’s or Sub’s behalf) regarding any acquisition of any of the Company’s (or any Subsidiary of the Company’s) capital stock, or all or substantially all of its or their assets (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of inventory or other assets in the Ordinary Course of Business of the Company (or any Subsidiary of the Company).  The Company will, and the Company will cause each of its Subsidiaries, Affiliates and Equityholders and any Representative of any of the

foregoing to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

TAX MATTERS

Section 6.1                        Tax Returns.

(a)                                           The Company shall prepare, execute and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries that are filed on or before the Closing Date.  The Company shall be responsible for and shall timely pay all Taxes payable with respect to such Tax Returns.

(b)                                          The Acquiror and the Surviving Corporation shall be responsible for preparing any Tax Returns with respect to the Company and its Subsidiaries for any Tax period commencing before and ending after the Closing Date (each, a “Straddle Period”) and any Tax Returns with respect to any period ending on or before the Closing Date that are to be filed after the Closing Date (and for any period ending on or before the Closing Date, provided that the cost of preparation of such Tax Returns will be reimbursed from the funds in the Escrow Account to the extent that such costs are reasonable and are approved by the Stockholder Representative in writing prior to being incurred).  The Acquiror and the Company shall prepare such Tax Returns in accordance with past practice of the Company and its Subsidiaries except to the extent otherwise required by applicable Tax Laws.  The Acquiror and the Surviving Corporation agree to cause the Company and its Subsidiaries to file Tax Returns for periods ending on or before the Closing Date to carry back net operating losses of the Company and its Subsidiaries for periods ending on or before the Closing Date to prior Tax periods and to claim Tax refunds resulting from a carryback of such losses, to the extent permitted by applicable law.  The federal Income Tax Returns of the Company and its Subsidiaries for 2014 shall be prepared by the Acquiror on the basis that the taxable year of the Company and its Subsidiaries will end at the end of the day on the Closing Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) and -76(b)(2)(i).  Deductions with respect to Transaction Expenses, Other Seller Expenses, the PBG Payment Amount and other amounts payable by the Company in connection with the transactions contemplated by this Agreement including amounts that are related to compensation (such as bonuses and severance payments), and the Merger Consideration payable in respect of Options, shall be included in Tax Returns for periods ending on or prior to the Closing Date to the extent permitted by applicable Law. In the case of any Straddle Period: (i) any real, personal and intangible property Taxes attributable to the pre-Closing portion of the Straddle Period shall be equal to the amount of such property taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period prior to Closing and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the pre-Closing portion of the Straddle Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date.  In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(c)                                           No later than thirty (30) days prior to the due date for filing Tax Returns referred to in Section 6.1(b), the Acquiror and the Surviving Corporation shall make such Tax Returns available for review by the Stockholder Representative to provide the Stockholder Representative with an opportunity to comment on such Tax Returns, but such comments shall be made only to the extent the Taxes shown on such Tax Return could give rise to indemnification under Article IX or the Equityholders could be entitled to any Tax Refunds attributable to such Tax Return, or such Tax Returns may impact Taxes that could give rise to indemnification under Article IX or Tax Refunds to which they are entitled.  If the Stockholder Representative disputes any item on any of such Tax Returns, the Stockholder Representative shall notify the Acquiror of such disputed item (or items) and the basis for its objection within twenty (20) days of the receipt of such Tax Return.  The Acquiror and the Surviving Corporation, on the one hand, and the Stockholder Representative, on the other hand, shall attempt in good faith mutually to resolve any disagreement regarding such Tax Returns prior to the due date of filing thereof.  If the parties are unable to resolve such dispute within a ten (10) day period, the parties shall retain the services of an accounting firm having a national reputation that is acceptable to the Stockholder Representative and the Acquiror to resolve the dispute with such resolution being final and binding upon the parties.  Upon resolution of all such disputes, the relevant Tax Return shall be timely filed on that basis.   The cost of such accounting firm shall be borne one-half by the Acquiror and one-half by the Equityholders.

Section 6.2                        Amending of Tax Returns.  Without the prior written consent of the Stockholder Representative (not to be unreasonably withheld), the Acquiror and the Surviving Corporation shall not amend (and shall not permit any of its Affiliates to amend) any Tax Return of the Company or its Subsidiaries relating to a taxable period ending on or before the Closing Date or any Straddle Period if such amendment would give rise to indemnification by the Stockholder Representative under Article IX, impact the Tax Amount or have a material effect on Tax Refunds to which the Equityholders are entitled.

Section 6.3                        Tax Refunds. Any Taxes of the Company and its Subsidiaries relating to any Tax period (or portion thereof) ending on or prior to the Closing Date (including the pre-closing portion of any Straddle Period) that are (i) refunded to the Company or its Subsidiaries or (ii) credited against Taxes of the Company, its Subsidiaries, or their Affiliates, other than any refunds of or credits against any Tax that are (x) attributable to a loss, credit or other Tax attribute arising in periods beginning after the Closing Date, (y) paid by the Acquiror or the Company post-Closing that are not indemnified under Article IX (“Tax Refunds”) shall promptly be paid over to the Escrow and Paying Agent for subsequent distribution to the Equityholders pursuant to Section 2.17 (except to the extent that such Tax Refunds are taken into account in arriving at Closing Net Working Capital). The Acquiror and Surviving Corporation will not elect to waive any carry back of net operating losses under Section 172(b)(3) of the Code (and comparable provisions of state, local or foreign tax laws) with respect to any Tax period ending on or prior to the Closing Date and will carry back net operating losses with respect to any Tax period ending on or prior to the Closing Date to prior Tax periods to the extent permitted by applicable Tax laws.  If the Stockholder Representative requests that the Company make a claim for Tax Refunds on behalf of the Company/or and its Subsidiaries with respect to a period (or portion thereof) ending on or prior to Closing (to which Tax Refund the Equityholders are entitled under this Section 6.3), the Acquiror, the Surviving Corporation and its Subsidiaries shall exercise commercially reasonable efforts to cooperate in connection therewith, including the preparation of any Tax Return that is required to be filed by the Surviving Corporation and its Subsidiaries; provided, however, that (a) the Stockholder Representative, solely on behalf of the Equityholders, agrees to pay all reasonable expenses incurred by Acquiror or Surviving Corporation in connection with such claim for Tax Refund with funds from the Escrow Account and (b) such claim for Tax Refund is in accordance with applicable law and will not have an adverse effect on the Company, either by creating potential additional liability for Taxes for a Pre-Closing Tax Period with respect to which there is or will be no right of indemnification under Article IX or by adversely affecting Taxes of the Company for a period ending after the Closing.  If such claim may have an adverse effect on the Taxes of the Company, the Company may cooperate in making a claim for refund if the Equityholders agree to indemnify the Company for such adverse effects and the parties can agree on the amount of the potential adverse effect and upon a mutually satisfactory escrow arrangement to facilitate indemnification.  For the sake of clarity, a carry back of net operating losses for periods ending on or before the Closing Date to prior tax periods and any Tax refunds resulting from a carry back of such losses shall be deemed not to have an adverse effect on the Company.   In the event that the parties cannot agree on whether a claim for refund would have an adverse effect on the Company, they will resolve the dispute in accordance with the procedure described in Section 6.1(c) hereof.

Section 6.4                        Controversies.

(a)                                           Acquiror and the Surviving Corporation shall promptly notify the Stockholder Representative in writing upon receipt by the Surviving Corporation or any of its Subsidiaries of notice of any Tax audits, examinations, assessments, or other Tax proceedings that could give rise to indemnification with respect to Tax matters or that could impact Tax Refunds to which the Equityholders are entitled under this Agreement.  The Stockholder Representative shall have the right to control the portion of any such audit, examination or proceeding (including court proceedings) that relates to Taxes that could give rise to indemnification under Article IX, the Tax Amount or Tax Refunds to which the Equityholders are entitled under this Agreement.  The Stockholder Representative will not enter into any settlement of or otherwise compromise any Tax proceeding that affects or may affect the Tax liability of Acquiror, the Surviving Corporation or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of a period beginning on or before the Closing Date and ending after the Closing Date, without the prior written consent of Acquiror and the Surviving Corporation, which consent will not be unreasonably withheld, delayed or conditioned.  Acquiror and the Company shall, at their own expense, have the opportunity to participate in any such audit, examination or proceeding that is controlled by the Stockholder Representative (including being present at all meetings with the relevant Tax authority and at all other proceedings).

(b)                                          The Surviving Corporation and its Subsidiaries shall control any audit, examination, or proceeding (or portion thereof) that relates to Taxes that are not controlled by the Stockholder Representative under Section 6.4(a) above (including cases in which the Stockholder Representative elects not to control the proceeding).  To the extent that any such audit, examination or proceeding relates to Taxes that could give rise to indemnification under

Article IX or relates to the Tax Amount or Tax Refunds to which the Equityholders are entitled under this Agreement, the Stockholder Representative shall have the right to participate in any such audit, examination or proceeding (which participation right shall include being present at all meetings with the relevant Tax authority and at all other proceedings) limited solely to the portion of such audit, examination or proceeding with respect to which indemnity is provided under this Agreement or Tax Refund to which Equityholders are entitled under this Agreement, and the Surviving Corporation and its Subsidiaries shall not settle any such Tax claim without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

(c)                                           Notwithstanding Section 9.4, this Section 6.4 shall govern the conduct of all audits, examinations, assessments or proceedings (including court proceedings), in each case relating to Tax matters.

Section 6.5                        Books and Records; Cooperation.  Acquiror, the Surviving Corporation and its Subsidiaries and the Stockholder Representative shall, and shall cause their respective representatives to, (a) provide each other party and their respective representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries and (b) retain and provide each other party and their respective representatives with reasonable access to all records or information that may be relevant to such Tax Return (including, without limitation, analysis regarding any Tax Refunds, audit, examination or proceeding).

Section 6.6                        Transfer Taxes.  Notwithstanding anything herein to the contrary, all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”), if any incurred in respect of the transactions contemplated by this Agreement shall be borne equally by the Equityholders, on the one hand, and the Acquiror, on the other hand.  The party on whom the Transfer Tax is imposed shall prepare and timely file all relevant Tax Returns, if any, to be filed in respect of such Transfer Taxes.

Section 6.7                        Tax Benefits For Pre-Closing Items.  The Acquiror and the Company shall pay to the Paying Agent, for further distribution to the Equityholders, the amount of any reduction in Taxes payable (Tax refunds to be received) by the Acquiror, the Company, or any of their respective Affiliates or successors for any period (or portion thereof) commencing after the Closing Date attributable to (a) any federal net operating losses or federal tax credits of the Company and its Subsidiaries for the period ending on the Closing Date (including the pre-Closing portion of any Straddle Period) that may be carried over to periods commencing after the Closing Date (including the post-Closing portion of any Straddle Period) to the extent such net operating losses or tax credits are attributable to any Schedule 6.7 Expenses, or (b) any Schedule 6.7 Expenses that are treated as a deduction on the Tax Returns of the Acquiror, the Company or their respective Affiliates or successors for periods ending after the Closing Date, in each case as allowed by applicable Law.  For purposes of this Section 6.7, the Acquiror, the Company and any of their respective Affiliates shall be deemed to have realized a reduction in cash Taxes paid (or received a Tax refund) for a particular taxable year if, and to the extent that the liability for Taxes of the Acquiror, the Company or any of their respective Affiliates, calculated by excluding any Tax items attributable to the items set forth in clauses (a) and (b) of this Section 6.7 for such taxable year, exceeds the actual liability for Taxes of the Acquiror, the Company or any of their respective Affiliates, calculated by taking into account any such Tax items, treating such Tax items as the last items claimed for such taxable year.  The Acquiror shall pay, or cause to be paid, any amounts owed by it pursuant to this Section 6.7 no later than 30 days after the due date (taking into account applicable extensions) of the Tax Return for such taxable year.

CONDITIONS TO CLOSING

Section 7.1                        General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                           No Governmental Authority with appropriate jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)                                          Any waiting period (and any extension thereof) under the HSR Act and any applicable non-United States merger-control Law that the parties agree is required as a result of the transactions contemplated by this Agreement and the failure to comply with would be reasonably expected to be materially adverse to the business of the Company, shall have expired or shall have been terminated.

(c)                                           No Action shall have been commenced by a Governmental Authority with appropriate jurisdiction against the Company, the Acquiror or Sub which prevents the Closing.

(d)                                         Company Stockholder Approval shall have been validly obtained under the DGCL, the Company’s Organizational Documents and the Company Stockholders Agreement.

Section 7.2                        Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                                           (i)(A) The representations and warranties of the Acquiror and Sub contained in Sections 4.1(a) (Organization and Qualification) and 4.2 (Authority) shall be true and correct as of the Closing Date, and (B) each of the other representations and warranties of the Acquiror and Sub contained in Article IV of this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties that are made as of a specified date need only be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Acquiror Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect; (ii) the Acquiror and Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by either of them prior to or at the Closing; and (iii) the Company shall have received a certificate dated as of the Closing Date of the Chief Executive Officer of each of the Acquiror and Sub certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b)                                          The Acquiror shall have delivered to the Company a certified copy of (i) the duly adopted resolutions of the board of directors of the Acquiror and Sub certified by the Secretary of the Acquiror and Sub approving this Agreement and any other transaction documents and authorizing the execution and delivery of this Agreement and any other transaction documents, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (ii) a copy of the duly adopted resolutions of the stockholders of Sub certified by the Secretary of Sub approving this Agreement and any other transaction documents and authorizing the execution and delivery of this Agreement and any other transaction documents, and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 7.3                        Conditions to Obligations of the Acquiror and Sub.  The obligations of the Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

(a)                                           (i)(A) The representations and warranties of the Company contained in Sections 3.1(a) (Organization and Qualification) and 3.2 (Authority) shall be true and correct as of the Closing Date, (B) the representations and warranties of the Company contained in Section 3.4 (Capitalization), as updated by the information set forth on the Closing Date Payment Allocation Schedule, shall be true and correct in all material respects as of the Closing Date, and (C) each of the other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties that are made as of a specified date need only be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein, other than in Sections 3.6 (Financial Statements; No Undisclosed Liabilities), 3.7 (Absence of Certain Changes or Events), 3.23 (Material Suppliers and Customers) and the definition of Material Contracts) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Acquiror and Sub shall each have received a certificate dated as of the Closing Date of the Chief Executive Officer of the Company certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.3(a).

(b)                                          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(c)                                           The Company shall have delivered to the Acquiror the Preliminary Closing Statement.

(d)                                         The Company shall have delivered to the Acquiror, in form and substance reasonably satisfactory to the Acquiror, a duly executed pay-off letter for the Wells Fargo Facility.

(e)                                           The Company shall have delivered to the Acquiror a certified copy of (i) duly adopted resolutions of the board of directors of the Company certified by the Secretary of the Company approving this Agreement and any other transaction documents and authorizing the execution and delivery of this Agreement and any other transaction documents, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (ii) a copy of the written consent described in Section 5.4(a) representing the Company Stockholder Approval.

(f)                                            The Company shall have received the duly executed consent specified in Schedule 7.3 of the Disclosure Schedules, in form and substance reasonably satisfactory to Acquiror.

TERMINATION

Section 8.1                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                           by mutual written consent of the Acquiror and the Company;

(b)                                          (i) by the Company, if the Acquiror or Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company, (ii) by the Acquiror, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Acquiror, or (iii) by the Acquiror if the Company’s board withdraws approval of the transactions contemplated by this Agreement or pursuant to Section 5.4(a) of this Agreement;

(c)                                           (i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to September 30, 2014or (ii) by the Acquiror, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to September 30, 2014; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)                                         by either the Company or the Acquiror if the Merger shall not have been consummated by September 30, 2014; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or

(e)                                           by either the Company or the Acquiror in the event that any Governmental Authority with appropriate jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.10.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

Section 8.2                        Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except that the provisions of Section 3.18 and Section 4.6 relating to broker’s fees and finder’s fees, Section 5.6 relating to No Hire; No Solicitation, Section 5.9 relating to confidentiality, Section 5.11 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 8.2 shall survive the termination hereof; provided, however, that none of the Acquiror, Sub or the Company shall be released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or a party’s stockholders, taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party) arising out of a material breach of any covenant or agreement set forth in this Agreement.

INDEMNIFICATION

Section 9.1                        Survival.  The representations and warranties in this Agreement shall survive the Closing and shall expire on the Claims Expiration Date; provided, however, that if notice of a claim for a breach of a representation or warranty is made at or before 5:00 p.m. Pacific time on the Claims Expiration Date, then the Claims Expiration Date for such representation and warranty, solely to the extent and scope of such claim, shall continue and be extended until such claim is fully and finally resolved.  All covenants and agreements shall survive the Closing for the period provided in such covenant or agreement, if any, or otherwise until fully performed; provided, however, that after 5:00 p.m. Pacific time on the Claims Expiration Date, the only remedy that shall be available with respect to such covenants and agreements shall be non-monetary specific performance. The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

Section 9.2                        Right to Indemnification.  From and after the Closing, the Acquiror, the Surviving Corporation and each of their respective directors, officers, employees, agents and representatives (each an “Indemnitee” and collectively the “Indemnitees”) shall be entitled to be indemnified and held harmless solely from the funds in the Escrow Account against any Damages incurred by any Indemnitee caused by:

(a)                                           any breach or inaccuracy of any representation or warranty set forth in Article III (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty, other than the representations or warranties set forth in Sections 3.6 (Financial Statements), 3.7 (Absence of Certain Changes or Events), 3.23 (Material Suppliers and Customers) and the definition of Material Contracts) as if such representation or warranty was made on and as of the Closing Date (in each case, other than those made as of a specified date other than the Closing Date, which shall be true and correct in all respects as of such date);

(b)                                          any breach, non-fulfillment, or non-performance of any covenant, agreement, or obligation of the Company set forth in this Agreement or any agreement, certificate or instrument executed and delivered by or on behalf of the Company on the Closing Date or pursuant to this Agreement;

(c)                                           Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods (except to the extent that such Taxes were taken into account in arriving at the calculation of the Closing Merger Consideration or the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.13);

(d)                                         the exercise by any Company Stockholder of appraisal rights under the DGCL, but solely to the extent any payment pursuant to such appraisal rights to such Company Stockholder is in excess of the amount the Company Stockholder would have received for its Shares under this Agreement and any costs and expenses related thereto;

(e)                                           any claim made by a Company Stockholder or other Equityholder in its capacity as a Company Stockholder or other Equityholder (other than to the extent the facts or circumstances giving rise to such claim occur following Closing);

(f)                                            any breach by the Company prior to the Closing Date of (i) the  Nasseri Prop 65 Settlement Agreement or (ii) the Delacruz Settlement Agreement; or

(g)                                          any unpaid Transaction Expenses, Other Seller Expenses or Indebtedness, except to the extent any such amounts were either (i) taken into account in arriving at the calculation of the Closing Merger Consideration or the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.13, or (ii) known at the time of such calculation or adjustment and not taken into account in such calculation or adjustment, as the case may be;

provided, that the process described in Section 2.13 shall be the exclusive remedy with respect to any dispute regarding the calculation of the Closing Merger Consideration or the adjustment of the Merger Consideration and no Indemnitee shall be entitled to be indemnified with respect to any disagreement with or claim of harm related to the process described in Section 2.13, including any determination of the Independent Accounting Firm made in accordance with Section 2.13.  For purposes of this Article IX, the portion of Taxes attributable to a Pre-Closing Tax Period shall, in the case of a Straddle Period, be determined in accordance with Section 6.1(b).

Section 9.3                        Limitation on Liability and Indemnification.

(a)                                           No claim for indemnification or Damages may be asserted by any Indemnitee under Section 9.2 unless written notice of such claim or Damages is received by the Stockholder Representative prior to the Claims Expiration Date.

(b)                                          Notwithstanding anything to the contrary contained in this Agreement:

(i)                                  the maximum aggregate amount of indemnifiable Damages that may be recovered by the Indemnitees pursuant to Section 9.2 shall be equal to the Escrow Amount;

(ii)                              from and after the Closing, the right of an Indemnitee to be indemnified from the funds in the Escrow Account pursuant to this Article IX shall be the sole and exclusive remedy with respect to any claim for indemnification or Damages under Section 9.2;

(iii)                          the right of indemnification for Damages provided for in Section 9.2 shall not apply unless and until the aggregate amount of indemnifiable Damages that may be recovered under Section 9.2 equals or exceeds (A) one million, five-hundred thousand dollars ($1,500,000) (the “Financial Statement Basket”), with respect to any claims for indemnification or Damages arising solely and exclusively from a breach or inaccuracy of the representations and warranties set forth in Section 3.6 (and, for the avoidance of doubt, to the extent not arising from a breach or inaccuracy of  the representations and warranties set forth in any other section of Article III), or (B) three million dollars ($3,000,000) (the “General Basket”) with respect to all other claims for indemnification or Damages, and in each case, the Indemnitee shall be entitled to indemnification only to the extent the amount of indemnifiable Damages exceeds the Financial Statement Basket or the General Basket, as applicable; provided, however, that no indemnifiable Damages may be claimed by any Indemnitee or shall be reimbursable pursuant to Section 9.2 or shall be included in calculating the aggregate indemnifiable Damages for purposes of determining whether the Financial Statement Basket or General Basket have been exceeded pursuant to this clause (iii) other than indemnifiable Damages in excess of one hundred thousand dollars ($100,000) (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same or substantially similar facts, events or circumstances;

(iv)                          notwithstanding anything to the contrary in this Agreement, the requirement in Section 9.3(b)(iii) that the aggregate amount of indemnifiable Damages exceed the General Basket or the Minimum Loss Amount and that the Indemnitee be entitled to indemnification only to the extent the amount of indemnifiable Damages exceeds the General Basket or the Minimum Loss Amount shall not apply to indemnifiable Damages incurred by any Indemnitee arising from (A) any breach or inaccuracy of the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.3 (No Conflict; Required Filings and Consents), 3.4 (Capitalization) or 3.19 (Brokers), (B) claims under Sections 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(f), and 9.2(g) and (C) intentional fraud;

(v)                              the indemnification provided for in Section 9.2 shall not apply with respect to any Damages to the extent that (i) a specific accrual or reserve for the amount of such Damage was reflected on the Unaudited Financial Statements, the Financial Statements or the notes thereto or (ii) such Damages (or the obligation, liability, loss or fact giving rise to such Damages) arise or result from the announcement of the transactions contemplated by this Agreement or the identification of Acquiror as the purchaser of the Company;

(vi)                          the indemnification provided for in Section 9.2 shall not apply with respect to any Damages (including Taxes) to the extent that such Damages (or the obligation, liability, loss or fact giving rise to such Damages) were taken into account in arriving at the calculation of the Closing Merger Consideration or the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.13; and

(vii)                      an Indemnitee shall not have the right to indemnification for a multiplier of any specific amount of Damages or any punitive, special or indirect damages.

(c)                                           The amount of any and all Damages under this Article IX shall be determined net of (i) any Tax benefit available to the applicable Indemnitee or its Affiliates arising in connection with accrual, incurrence or payment of any such Damages that is received in cash or as direct offset to any Tax of the Company in the year that such Damages are paid or accrued, the prior year or the two ensuing years and (ii) any insurance proceeds actually received by an Indemnitee from a third-party insurer (after giving effect to any deductible) for the Damages giving rise to the right of indemnification (less any directly related out-of-pocket costs, expenses and fees resulting from or incurred in connection with such insurance claim or claims, including the aggregate out-of-pocket cost of pursuing any related insurance claims and any direct and correspondent increases in insurance premiums or other charge backs).  In determining whether a Tax benefit results from the payment or accrual of Damages, all other items of expense, deduction and loss of the Company and its Subsidiaries then existing shall be taken into account prior to the Damages.  The existence or potential existence of monies from an insurer shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing to an Indemnitee, it being understood that the Indemnitee shall have no obligation to first seek recovery from a third party or submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Damages thereof.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

(d)                                         Any indemnity for Tax matters (other than with respect to a breach or inaccuracy of Section 3.16(m)) is limited solely to Taxes for any period ending on or before the Closing Date or the pre-Closing portion of any Straddle Period, and the Indemnitees are not entitled to indemnification for any Taxes resulting from any transaction outside the Ordinary Course of Business undertaken at the direction of the Acquiror or the Surviving Corporation on the Closing Date or after the Closing (including, without limitation, an election under Section 338 of the Code or any action taken by the Acquiror that would result in an actual or deemed liquidation of the Company effective on or before the Closing Date).

(e)                                           The Indemnitee shall use commercially reasonable efforts to cooperate with the Stockholder Representative with respect to resolving any claim, liability or indemnifiable Damages for which indemnification may be required hereunder, including by making commercially reasonable efforts to mitigate any such claim, liability or indemnifiable Damage.  Without limiting the generality of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek full recovery from a third party and/or under all insurance policies covering any indemnifiable Damage to the same extent as it would if such indemnifiable Damage were not subject to indemnification hereunder.  The out-of-pocket costs and expenses of the efforts to mitigate any such claim, liability or indemnifiable Damages that are entitled to indemnification hereunder shall be included in the amount of indemnifiable Damages.

(f)                                            Nothing in this Section, this Agreement, or otherwise shall limit or prohibit any right, claims, defenses, causes of action or remedies of any Indemnitee for intentional fraud or non-monetary specific performance.

Sectioin 9.4                    Procedures.

(a)                                           Procedure for Non-Third Party Claims.  Any Indemnitee seeking to be indemnified pursuant to Section 9.2, other than with respect to a Third Party Claim, shall give to the Stockholder Representative a written notice of such claim (a “Direct Claim”) in accordance with Section 9.3(a), describing in reasonable detail the facts and circumstances giving rise to, and the nature of, such claim, and including the amount or method of computation of the amount of Damages relating to such claim (if then known), a reference to the provision of this Agreement upon which such claim is based and such other information with respect thereto as the Stockholder Representative may reasonably request.  The failure to provide such notice, however, shall not result in a waiver of indemnification, except to the extent that the Stockholder Representative was damaged or prejudiced by such failure.  The Stockholder Representative shall have thirty (30) days after its receipt of such notice to respond to such Direct Claim. The Indemnitee shall allow the Stockholder Representative and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall reasonably cooperate and assist the Stockholder Representative’s investigation by giving such information and assistance (including access to the Surviving Corporation’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Stockholder Representative or any of its professional advisors may reasonably request. If the Stockholder Representative does not respond within such thirty (30) day period, the Stockholder Representative shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(b)                                          Procedure for Third Party Claims.

(i)                                  Any Indemnitee seeking to be indemnified pursuant to Section 9.2 with respect to a claim or demand made by any Person against the Indemnitee (a “Third Party Claim”), shall give the Stockholder Representative written notice of such Third Party Claim in accordance with Section 9.3(a) describing in reasonable detail the facts and circumstances giving rise to, and the nature of, such Third Party Claim, and including the amount or method of computation of the amount of Damages relating to such claim (if then known), a reference to the provision of this Agreement upon which such claim is based and such other information with respect thereto as the Stockholder Representative may reasonably request.  The failure to provide such notice, however, shall not result in a waiver of indemnification, except to the extent that the Stockholder Representative was damaged or prejudiced by such failure.

(ii)                              The Stockholder Representative shall have the right, upon written notice to the Indemnitee within thirty (30) days of receipt of notice from the Indemnitee of such Third Party Claim, to irrevocably assume the defense thereof with counsel selected by the Stockholder Representative and reasonably satisfactory to the Indemnitee.  If the Stockholder Representative assumes the defense of such Third Party Claim, (A) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Stockholder Representative in connection with defending such Third Party Claim shall be payable by the Stockholder Representative, solely on behalf of the Equityholders, from the Escrow Account, (B) the Indemnitee shall be entitled to monitor and participate in such defense at its sole expense, (C) the Indemnitee shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee and the Indemnitee shall not be entitled to be indemnified for any such fees or expenses, (D) the Indemnitee shall use commercially reasonable efforts to cooperate with the Stockholder Representative in such defense and make available to the Stockholder Representative all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably requested by the Stockholder Representative, provided that in no event shall any Indemnitee have an obligation to provide such records, materials and information that are subject to the attorney-client privilege unless the parties have entered into an appropriate joint defense agreement, and (E) the Stockholder Representative shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld) if such settlement agreement imposes on the Indemnitee any obligation other than an obligation to pay cash only Damages from the Escrow Account in an amount not to exceed the amount remaining in the Escrow Account.  Notwithstanding anything to the contrary in this Agreement, Stockholder Representative shall not enter into a settlement without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld) unless such settlement includes an unconditional release of the Indemnitee from all liability and obligation with respect to such Third Party Claim, and Stockholder Representative shall not consent to entry of any judgment that imposes any injunctive relief or other obligations or restrictions of any kind or nature on Indemnitee.  If the Stockholder Representative assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Stockholder Representative’s prior written consent.

(iii)                          Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall not be entitled to assume the defense of, or settle, but may participate in, a Third Party Claim, (A) to the extent such Third Party Claim seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnitee or other material non-monetary damages, restrictions or limitations on the Indemnitee or the Surviving Corporation’s and/or any Subsidiary’s business, other than non-disparagement, non-disclosure and other customary settlement terms, (B) that involves criminal allegations against the Indemnitee, (C) that, if unsuccessful, would reasonably be expected to exceed the amount remaining in the Escrow Account, or (D) that relates to the subject matter of the final sentence of Section 3.15(a).  In such cases, to the extent indemnifiable under this Agreement, the Indemnitee will still be entitled to indemnification from the Escrow Account for such Third Party Claim and the Stockholder Representative shall provide reasonable cooperation in connection with such defense or prosecution.  In the event the Stockholder Representative is not entitled to assume the defense of an indemnifiable Third Party Claim pursuant to this Section 9.4(b)(iii), the Indemnitee shall (A) with counsel of its choice, diligently defend, conduct and control the defense of such Third Party Claim and (B) have the right to settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim with the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld).

(iv)                          Each party to this Agreement shall use commercially reasonable efforts to cooperate and cause its employees to cooperate with and assist the Indemnitee and the Stockholder Representative, as the case may be, in connection with the defense or prosecution of any indemnifiable Third Party Claim.

(v)                              If the Stockholder Representative elects not to assume the defense with respect to any Third Party Claim or fails to give the written notice required by Section 9.4(b)(ii) or contests its obligation to indemnify an Indemnitee, the Indemnitee may assume the defense with respect to such Third Party Claim and defend against, negotiate, settle or otherwise deal with such Third Party Claim; provided that to the extent the Indemnitee intends to seek indemnification for such Third Party Claim, any settlement that involves an admission of wrongdoing (criminal or otherwise) with respect to the Company or any of its Equityholders, former directors, officers or employees shall require the prior written consent of the Stockholder Representative, not to be unreasonably withheld.  If the Indemnitee defends against any Third Party Claim, the Indemnitee shall be entitled to indemnification for all Damages paid or incurred in connection therewith to the extent such Damages are indemnifiable Damages.

Section 9.5                        Assignment of Claims.  If any Indemnitee receives any payment from the Escrow Account in respect of any Damages pursuant to Section 9.2 and the Indemnitee could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying indemnification claim, the Indemnitee shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Stockholder Representative, on behalf of the Equityholders, to recover from the Potential Contributor the amount of such payment.  Any payment received in respect of such claim against the Potential Contributor (by the Stockholder Representative) shall be deposited with the Escrow and Paying Agent for distribution, (a) first, in the case of any claim by a Indemnitee as provided in the immediately preceding sentence, to the

Indemnitee in the amount of any costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Equityholders, pursuant to Section 2.17, in an amount equal to the aggregate payments made from the Escrow Account to the Indemnitee in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Indemnitee.

Section 9.6                        Escrow Account.

(a)                                           At the Closing, the Acquiror shall pay the Escrow Amount to the Escrow and Paying Agent, in immediately available funds, for deposit in the Escrow Account, to be held by the Escrow and Paying Agent in accordance with the terms of this Agreement and the Escrow Agreement.  In accordance herewith, the Escrow Amount shall be available to any Indemnitee (i) as the sole source of payment and remedy, after exhaustion of the Net Adjustment Holdback Amount, for the unpaid portion of any Net Adjustment Amount in excess of the Net Adjustment Holdback Amount, and (ii) as the sole source of payment and remedy for any and all claims asserted hereunder, including for indemnification or Damages for which any Indemnitee is entitled to recovery pursuant to Article VI or this Article IX.  For the avoidance of doubt, the Net Adjustment Holdback Account and the Net Adjustment Holdback Amount shall only be available to the Acquiror for payment of any Net Adjustment Amount pursuant to Section 2.13(g)(iii), and shall under no circumstances be available as a source of payment or remedy by any Indemnitee for any other purpose.

(b)                                          Following the Claims Expiration Date and upon final resolution of all then pending indemnification obligations and reimbursement of all expenses of the Stockholder Representative, as provided in Section 2.16(b), the Escrow and Paying Agent shall distribute any remaining portion of the Escrow Amount to the Equityholders in accordance with Section 2.17.

Sectioin 9.7                    Exclusive Remedy.  After the Closing, this Article IX will provide the exclusive remedy for the Indemnitees for any breach, inaccuracy, non-fulfillment or non-performance of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or the transactions contemplated hereby.   No current or former director, officer, employee, Affiliate or Representative of the Company or any Subsidiary, in their capacities as such, or any Equityholder shall have any liability of any nature to an Indemnitee, and no Indemnitee shall have recourse against any current or former director, officer, employee, Affiliate or Representative of the Company or any Subsidiary, in their capacities as such, or any Equityholder or their Affiliates, with respect to any breach of any representation, warranty, covenant or agreement contained in, or any other claims based upon, arising out of, or otherwise in respect of this Agreement.  For the avoidance of doubt, nothing in this Article IX limits any Person’s rights or obligations under any Letter of Transmittal or any Consulting/Employment Agreement or any Restrictive Covenant Agreement.

GENERAL PROVISIONS

Section 10.1                Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided that if the transactions contemplated hereby are consummated, Other Seller Expenses and Transaction Expenses shall be paid as provided in this Agreement.  In the event of termination of this Agreement, (a) the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other and (b) in no event shall the Acquiror or the Surviving Corporation have any recourse against (i) any Persons who were Equityholders of the Company prior to the Closing with respect to matters relating to the Company or (ii) the former directors or officers of the Company or its Subsidiaries, or any Affiliates or Representatives thereof, in each case with respect to any representation, warranty, covenant or agreement made by the Company in this Agreement.

Section 10.2                Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that after the Closing, the Stockholder Representative may sign any such written consent on behalf of the Company Stockholders.

Section 10.3                Extension.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4                Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 10.5                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                  if to the Company prior to the Closing Date, to:

CytoSport Holdings, Inc.
4795 Industrial Way
Benicia, California  94510
Attention:  Robert King
Facsimile:  (707) 751-1843
E-mail:  rob.king@cytosport.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, California  94105
Attention:  Michael L. Reed
Facsimile:  (415) 374-8459
E-mail:  mreed@gibsondunn.com

with a copy (which shall not constitute notice) to:

TSG Consumer Partners
600 Montgomery Street, Suite 2900
San Francisco, California  94111
Attention:  James O’Hara
Facsimile:  (415) 217-2310
E-mail:  johara@tsgconsumer.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower, 800 Boylston Street
Boston, Massachusetts  02199
Attention: Christopher Comeau and
                  Paul Van Houten
Facsimile:  (617) 951-7050
E-mail:   Christopher.Comeau@ropesgray.com
               Paul.VanHouten@ropesgray.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA  94111-5994
Attention: John Wilson
Facsimile: (415) 616-1415
E-mail:  jwilson@shearman.com

(ii)                              if to the Stockholder Representative after the Closing Date, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, Colorado  80202
Attention:  Managing Director
Facsimile:  (303) 623-0294
E-mail: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, California  94105
Attention:  Michael L. Reed
Facsimile:  (415) 374-8459
E-mail:  mreed@gibsondunn.com

with a copy (which shall not constitute notice) to:

TSG Consumer Partners
600 Montgomery Street, Suite 2900
San Francisco, California  94111
Attention:  James O’Hara
Facsimile:  (415) 217-2310
E-mail: johara@tsgconsumer.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower, 800 Boylston Street
Boston, Massachusetts  02199
Attention:  Christopher Comeau and
                   Paul Van Houten
Facsimile:  (617) 951-7050
E-mail: Christopher.Comeau@ropesgray.com
             Paul.VanHouten@ropesgray.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA  94111-5994
Attention: John Wilson
Facsimile: (415) 616-1415
E-mail:  jwilson@shearman.com

(iii)                          if to the Acquiror, Sub or the Surviving Corporation, to:

Hormel Foods Corporation
One Hormel Place
Austin, Minnesota 55912
Attention: Fred Halvin,
                 Vice President Corporate Development
Facsimile: (507) 437-5108
E-mail: fdhalvin@hormel.com

with a copy (which shall not constitute notice) to:

Hormel Foods Corporation
One Hormel Place
Austin, Minnesota 55912
Attention:  Legal Department
Facsimile:  (507) 437-5135
Email: mwclausman@hormel.com

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402-3901
Attention:  Michael A. Stanchfield
Facsimile: (612) 776-1600
Email: mike.stanchfield@faegrebd.com

Section 10.6                Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  Any reference to documents being “made available” means that the Company has posted such documents in the IntraLinks, Inc. online data-room for Project Mustang as of 6:00 P.M. Pacific Time at least one day prior to the date hereof or has otherwise provided such document through some other physical or electronic means prior to the date hereof.

Section 10.7                Entire Agreement.  This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Sections 5.3, 5.12, 5.13, 10.1 and 10.21, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the right of the holders of Shares, Options and Warrants to receive the payments contemplated by the applicable provisions of Article II, in each case, in accordance with the terms of this Agreement, (c) prior to the Effective Time, the right of the Company, on behalf of the holders of Shares, Options and Warrants, to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the holders of Shares and Options) in the event of the Acquiror’s or Sub’s breach of this Agreement and (d) the rights of Indemnitees under Article IX; provided, that the rights granted to the holders of Shares, Options and Warrants pursuant to the foregoing clause (c) of this Section 10.8 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion, and may, in the Company’s sole and absolute discretion, be retained by the Company (or any successor in interest thereto) for the use and benefit of the Company (or any successor in interest thereto) on behalf of the holders of Shares, Options and Warrants in any manner the Company (or any successor in interest thereto) deems fit.

Section 10.9                Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10        Submission to Jurisdiction.  Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware State or federal court sitting in New Castle County (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11        Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any Company Disclosure Schedule as though fully set forth in such Company Disclosure Schedule for which the applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.12        Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder, option holder or warrant holder of the Company or the Acquiror or any officer, director, employee, Representative or investor of any party hereto.

Section 10.13        Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Sub may assign this Agreement to any wholly-owned Subsidiary of the Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.14        Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court sitting in New Castle County (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.15        Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 10.16        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.17        Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.18        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.19        Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.20        Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.21        Legal Representation.  The Acquiror, Sub, the Company and their respective Affiliates acknowledge and agree that each of Gibson Dunn & Crutcher LLP (“Gibson Dunn”), Ropes & Gray LLP (“Ropes & Gray”), Shearman & Sterling LLP (“Shearman & Sterling”) or other counsel (collectively, “Prior Company Counsel”) has acted as counsel for certain of the Company Stockholders, the Company and their respective Affiliates for several years and that such Company Stockholders reasonably anticipate that Gibson Dunn, Ropes & Gray, Shearman & Sterling and such other counsel will continue to represent them in future matters.  Accordingly, the Acquiror, Sub, the Company and their respective Affiliates expressly: (a) consent to Prior Company Counsel’s representation of the Company Stockholders and/or the

Stockholder Representative in any post-Closing matter in which the interests of the Acquiror, Sub and the Company, on the one hand, and the Company Stockholders or the Stockholder Representative, on the other hand, are adverse, including, without limitation, any matter relating to this Agreement or the transactions contemplated by this Agreement and/or any disagreement or dispute relating thereto (the “Transaction Matters”) and (b) consent to the disclosure by Prior Company Counsel to the Company Stockholders, the Stockholder Representative or their Affiliates in connection with the Transaction Matters of any information learned by Prior Company Counsel in the course of its representation of the Company, the Company Stockholders or their respective Affiliates, whether or not such information is subject to attorney-client privilege or Prior Company Counsel’s duty of confidentiality.  Furthermore, the Acquiror and the Company irrevocably waive any right they may have to discover or obtain information or documentation relating to the representation of the Company or the Company Stockholders by Prior Company Counsel in connection with the Transaction Matters, to the extent that such information or documentation was privileged as to the Company or the Company Stockholders.  The Acquiror, Sub, the Company and their respective Affiliates further covenant and agree that each shall not assert any claim against Prior Company Counsel in respect of legal services provided to the Company or its Affiliates by Prior Company Counsel in connection with the Transaction Matters.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, Ropes & Gray, Shearman & Sterling and such other counsel, unless and to the extent Gibson Dunn, Ropes & Gray, Shearman & Sterling or such other counsel is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Stockholders, the Stockholder Representative or their Affiliates or the Company Stockholders, the Stockholder Representative or their Affiliates, as applicable, consent in writing at the time to such engagement.  Any such representation of the Company by Prior Company Counsel after the Closing shall not affect the foregoing provisions hereof.  If and to the extent that, at any time subsequent to Closing, the Acquiror, Sub, the Company or their Affiliates shall have the right to assert or waive an attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them relating in any manner to the Transaction Matters, the Acquiror, Sub, the Company or any of their Affiliates shall be entitled to waive such privilege only with the prior written consent of the Company Stockholders and the Stockholder Representative (such consent not to be unreasonably withheld).  This Section 10.21 is for the benefit of the Company Stockholders, the Stockholder Representative and Prior Company Counsel, and the Company Stockholders, the Stockholder Representative and Prior Company Counsel are intended third-party beneficiaries of this Section 10.21.  This Section 10.21 shall be irrevocable, and no term of this Section 10.21 may be amended, waived or modified, without the prior written consent of the Company Stockholders and Prior Company Counsel affected thereby.

Section 10.22        No Presumption Against Drafting Party.  Each of the Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HORMEL FOODS CORPORATION

By:	/s/ Fred Halvin
Name: Fred Halvin
Title: VP Corporate Development

MUSTANG MERGER SUB, INC.

By:	/s/ Fred Halvin
Name: Fred Halvin
Title: VP Corporate Development

CYTOSPORT HOLDINGS, INC.

By:	/s/ Greg Pickett
Name: Greg Pickett
Title: Chairman

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Senior Director